Exhibit 99.12

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

and

Item 3.	Quantitative and Qualitative Disclosures about Market Risk

OVERVIEW

CIT Group Inc., together with its subsidiaries (“we”, “our”, “CIT” or the “Company”) has provided financial solutions to its clients since its formation in 1908. We provide financing, leasing and advisory services principally to middle market companies in a wide variety of industries primarily in North America, and equipment financing and leasing solutions to the transportation industry worldwide. We had nearly $34 billion of financing and leasing assets at March 31, 2014. CIT became a bank holding company (“BHC”) in December 2008 and a financial holding company in July 2013.

CIT is regulated by the Board of Governors of the Federal Reserve System (“FRB”) and the Federal Reserve Bank of New York (“FRBNY”) under the U.S. Bank Holding Company Act of 1956. CIT Bank (the “Bank”), a wholly-owned subsidiary, is a state chartered bank located in Salt Lake City, Utah, that offers commercial financing and leasing products as well as a suite of savings options and is subject to regulation by the Federal Depository Insurance Corporation (“FDIC”) and the Utah Department of Financial Institutions (“UDFI”).

“Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Quantitative and Qualitative Disclosures about Market Risk” contain financial terms that are relevant to our business. You can find a glossary of key financial terms that we use in Part I Item 1. Business Overview in our Form 10-K for the year ended December 31, 2013 (the “2013 Form 10-K”), and any new terms used are defined within this Form 10-Q.

Management uses certain non-GAAP financial measures in its analysis of the financial condition and results of operations of the Company. See “Non-GAAP Financial Measurements” for a reconciliation of these to comparable financial measures based on accounting principles generally accepted in the United States of America (“GAAP”).

Segment Changes

In December 2013, we announced organization changes that became effective January 1, 2014. Management changed our operating segments to (i) realign and simplify its businesses and organizational structure, (ii) streamline and consolidate certain business processes to achieve greater operating efficiencies, and (iii) leverage CIT’s operational capabilities for the benefit of its clients and customers. Effective January 1, 2014, CIT manages its business and reports financial results in three operating segments: (1) Transportation & International Finance (“TIF”); (2) North American Commercial Finance (“NACF”); and (3) Non-Strategic Portfolios (“NSP”). These are discussed further in “Results By Business Segments”.

The change in segment reporting does not affect CIT’s historical consolidated results of operations. The discussions below reflect the new reporting segments; all prior period comparisons have been conformed and are consistent with the presentation of financial information to management.

Discontinued Operation

In April 2014 we sold the student loan business, which included approximately $3.3 billion of student loans. Approximately $3.2 billion of debt was extinguished, including $0.8 billion of debt that was repaid using a portion of the cash proceeds. As a result, the student loan business was be reported as a discontinued operation. The business was previously included in the NSP segment. At the time of the 2014 first quarter Form 10-Q filing, we expected to record a net gain of over $50 million related to the sale and extinguishment of the related debt and will record incremental expense related to exiting the business. All prior period data has been adjusted to reflect the student lending business as a discontinued operation. Note 2 – Discontinued Operation includes financial data, assets, liabilities and operating results of the discontinued operation. Operating results for the quarter ended March 31, 2014 decreased from the year-ago quarter, primarily due to lower interest income, as assets declined and FSA accretion ceased once the assets were transferred to assets held for sale (“AHFS”) at December 31, 2013.

1

The following sections have been adjusted for presentation of the discontinued operation. Unless specifically noted, the discussions and data presented throughout the following sections reflect CIT balances on a continuing operations basis.

2014 FINANCIAL OVERVIEW

The Company has adjusted its financial results for the quarter ended March 31, 2014 from the results released in the Company’s April 29, 2014 Earnings Release and Current Report on Form 8-K filing. The adjustment relates to the correction of Net loss (income) attributable to noncontrolling interests, most of which applied to prior periods. The impact of the correction is a $8.1 million increase in Net Income for the quarter ended March 31, 2014, a $0.04 increase in Diluted Income per Common Share for the quarter ended March 31, 2014 and a $0.04 increase in Tangible Book Value per Share as of March 31, 2014. There was no change in the Company’s Income before Provision for Income Taxes or in the Income before Provision for Income Taxes for any of the Company’s operating segments.

We grew commercial business assets, new business activity continued to be solid and credit quality remained at cyclical lows.

Net income for the first quarter of 2014 totaled $117 million, $0.59 per diluted share, compared to net income of $163 million for the year-ago quarter, or $0.81 per diluted share and $130 million for the prior quarter, $0.65 per diluted share. Income from continuing operations (after taxes) for the first quarter of 2014 was $115 million, $0.58 per diluted share compared to $153 million, $0.76 per diluted share, for the year-ago quarter and $123 million, $0.61 per diluted share in the prior quarter.

Income from continuing operations, before income taxes totaled $123 million for the first quarter of 2014, compared to $169 million for the year-ago quarter and $154 million for the prior quarter. First quarter 2014 results were primarily impacted by lower levels of interest income, higher maintenance and other operating lease expenses, and an increase in the provision for credit losses.

Net finance revenue1 (“NFR”) was $322 million compared to $349 million in the year-ago quarter and $325 million in the prior quarter. Average earning assets1 (“AEA”) were $32.1 billion in the first quarter of 2014, up from $29.4 billion in the year-ago quarter and $30.8 billion in the prior quarter. NFR as a percentage of AEA (“net finance margin” or “NFM”) was 4.01%, compared to 4.75% in the year-ago quarter and 4.23% in the prior quarter. Excluding the impact of debt redemptions2 in prior periods, net finance margin declined from 4.98% and 4.29% in the year-ago quarter and the prior quarter respectively. The reduction from the year-ago quarter primarily reflects the sale of higher-yielding Dell Europe assets and declines in operating lease margin and net FSA accretion. The reduction from the prior quarter reflects higher maintenance and other operating lease expenses, as well as lower portfolio yields.

While other financial institutions may use net interest margin (“NIM”) to measure earnings on interest bearing assets, defined as interest income less interest expense, we discuss NFR, which includes net operating lease revenue (operating lease rental revenue, depreciation expense and maintenance and other operating lease expenses), due to the significant impact of operating lease equipment on revenue and expense. Net operating lease revenue decreased modestly from the year-ago quarter, as revenue earned on higher average assets and consistently high aircraft and railcar utilization rates were offset by higher maintenance costs and pressure on revenues from lower remarketing rates.

Provision for credit losses was $37 million in the first quarter of 2014, up from $20 million in the year-ago quarter and $14 million in the prior quarter, reflecting an increase in non-specific reserves, reserve build, including amounts on new originations, and lower recoveries.

Other income of $71 million increased slightly from $70 million in the year-ago quarter and declined from $128 million in the prior quarter. The prior quarter included net benefits of $44 million from asset sales and a workout related claim.

1 Net finance revenue and average earning assets are non-GAAP measures; see “Non-GAAP Financial Measurements” for a reconciliation of non-GAAP to GAAP financial information.

2 Debt redemption impacts include accelerated FSA net discount/(premium) accretion. See “Non-GAAP Measurements” for reconciliation of non-GAAP to GAAP financial information.

2

Operating expenses were $234 million compared to $231 million in the year-ago quarter and $284 million in the prior quarter. Excluding restructuring costs3, operating expenses were $224 million, compared to $225 million in the year-ago quarter and $266 million in the prior quarter. The current period included costs related to the European rail business, while the prior quarter included a $45 million charge related to the Tyco Tax Agreement settlement and a benefit from the recovery of legal expenses. Headcount at March 31, 2014 was approximately 3,200, down from approximately 3,490 a year ago and approximately 3,240 at December 31, 2013.

Provision for income taxes was $14 million, primarily reflecting the recognition of income tax expense on international earnings, up slightly from $13 million in the year-ago quarter and down from $29 million in the prior quarter. The change from the prior year, in which pretax income was higher, was primarily due to the recognition of discrete tax benefits that offset the higher tax expense, which included a $13 million income tax expense related to the sale of a leveraged lease.

Total assets of continuing operations4 at March 31, 2014 were $44.9 billion, up from $43.3 billion at December 31, 2013 and from $40.5 billion at March 31, 2013. Financing and leasing assets in NACF and TIF increased to $32.8 billion, an increase of $1.3 billion from the prior quarter and $3.3 billion from the year-ago quarter. The increase was driven by the acquisition in the first quarter of Nacco SAS (“Nacco”), an independent full service railcar lessor in Europe, which added approximately $650 million of financing and leasing assets, as well as solid origination volumes. NSP declined by $144 million from December 31, 2013 to $1.1 billion and by $0.9 billion from the year-ago quarter, reflecting portfolio run off and asset sales. Total loans of $18.6 billion was essentially flat with December 31, 2013 and a year ago. Operating lease equipment increased $1.1 billion from December 31, 2013 and $1.9 billion from the year-ago quarter to $14.2 billion, reflecting the European rail and other equipment purchases. Cash and investments of $8.9 billion were up $0.3 billion from December 31, 2013 and $1.8 billion from March 31, 2013. We used $1.3 billion of restricted cash to repay a maturing unsecured note on April 1, 2014.

Credit metrics remained at or near cycle lows. Non-accrual loans declined to $218 million, or 1.18% of finance receivables, at March 31, 2014 from $241 million (1.29%) at December 31, 2013 and $294 million (1.59%) at March 31, 2013.

Net charge-offs were $36 million, or 0.76% as a percentage of average finance receivables, versus $10 million (0.22%) in the year-ago quarter and $15 million (0.32%) in the prior quarter. Recoveries of $9 million were lower than the $15 million of recoveries recorded in both the year-ago and prior quarters. Net charge-offs in TIF were up from year-ago levels, but in line with the prior quarter. Net charge-offs in NACF remain at historically low levels, but were up from both the year-ago and prior quarters, primarily reflecting charge-offs on previously reserved loans. Net charge-offs in NSP, which totaled $7 million this quarter compared to $3 million in the year-ago and $6 million in the prior quarter, were essentially the result of the transfer of receivables to AHFS on which there was a corresponding reserve reversal.

2014 PRIORITIES

We continue to focus on achieving our profitability targets by growing earning assets, managing expenses and growing CIT Bank assets and deposits. Enhancing internal control functions and maintaining relationships with our regulators also remain a priority.

1.	Grow Earning Assets

We plan to grow earning assets, organically and through portfolio acquisitions, by focusing on existing products and markets as well as newer initiatives.

■	Financing and leasing assets (“FLA”) totaled $33.9 billion, of which TIF and NACF totaled $32.8 billion, up $1.3 billion from the prior quarter and $3.3 billion from the year-ago quarter. The increase was driven by an acquisition in TIF, as well as solid origination volumes in both segments. NSP makes up the remaining balance of FLA and is expected to decline as portfolios are sold or otherwise liquidated.

3 Operating expenses excluding restructuring costs is a non-GAAP measure. See ”Non-GAAP Measurements“ for reconciliation of non-GAAP to GAAP financial information.

4 Total assets of continuing operations is a non-GAAP measure. See “Non-GAAP Measurements” for reconciliation of non-GAAP to GAAP financial information.

3

2.	Achieve Profit Targets

In the 2014 first quarter our pre-tax return on AEA was 1.5%, below our target range of 2-2.5%, driven by lower Net finance margin and Other Income, while Operating expenses were elevated.

■	NFR and NFM were down from the year-ago and prior quarters, and were negatively impacted by higher maintenance and other operating lease expenses related to the remarketing of aircraft. NFM is also being pressured as the yield on new loans and leases originated are generally lower than yields on the current portfolio.

■	Other Income was below our target range as we had minimal gains on asset sales, a low level of capital markets fees, and a loss on foreign exchange translations. We will focus on increasing fees through capital market activities in the middle market.

■	Operating expenses were $234 million, including restructuring charges of $10 million. Excluding restructuring costs operating expenses were 2.79% of AEA, above the target range.

We lowered headcount by about 40 during the 2014 first quarter to approximately 3,200, an 8% decline from a year-ago, although the current quarter expenses are elevated due to the annual restart of benefit costs, which are expected to be lower for the remainder of the year.

We continue to make progress reducing the Non-Strategic Portfolios, and have exited all the sub-scale countries in Asia, and several in Latin America and Europe. Our primary focus is now on the remaining countries in Europe and Latin America (including Mexico). Upon completion of the exits, we expect to eliminate approximately $15 million from our quarterly expenses.

3.	Expand CIT Bank Assets and Funding

CIT Bank will continue to fund most of our U.S. lending and leasing volume, expand on-line deposit offerings and anticipates opening a retail branch in Salt Lake City later this year.

■	Total CIT Bank assets were $16.8 billion at March 31, 2014, up from December 31, 2013 and a year ago. CIT Bank funded $1.7 billion of new business volume, which included, for the first time, aircraft purchases.

■	Deposits at quarter-end were $13.1 billion, up from December 31, 2013 and March 31, 2013. The weighted average rate on outstanding deposits was 1.58% at March 31, 2014.

■	After the sale of the student lending business in April 2014, CIT Bank assets and deposits will be over 40% of financing and leasing assets and of the total CIT funding mix, respectively.

4.	Continue to Return Capital

We plan to prudently deploy our capital, as well as return capital to our shareholders through share repurchases and dividends, while maintaining our strong capital ratios.

■	In January 2014, our Board of Directors approved the repurchase of up to $307 million of common stock through December 31, 2014. During the first quarter we repurchased about 3 million shares at an average price of $46.66 or $136 million. In April 2014, we repurchased nearly 1.6 million shares, bringing the year-to-date amount to approximately $210 million.

■	In April 2014, the Board of Directors authorized an additional share repurchase of up to $300 million of common stock, bringing the total authorization for 2014 to $607 million.

■	In April 2014, the Board of Directors declared a quarterly cash dividend of $0.10 per share payable on May 30, 2014.

4

NET FINANCE REVENUE

The following tables present management’s view of consolidated NFR and NFM:

Net Finance Revenue(1) and Net Finance Margin (dollars in millions)
	Quarters Ended
	March 31,	December 31,	March 31,
	2014	2013	2013
Interest income	$302.2	$307.2	$322.5
Rental income on operating leases	491.9	463.8	476.4
Finance revenue	794.1	771.0	798.9
Interest expense	(271.9)	(267.5)	(274.1)
Depreciation on operating lease equipment	(148.8)	(139.5)	(133.3)
Maintenance and other operating lease expenses	(51.6)	(39.0)	(42.4)
Net finance revenue	$321.8	$325.0	$349.1
Average Earning Assets(1)(2) (“AEA”)	$32,070.2	$30,753.0	$29,376.1
As a % of AEA:
Interest income	3.77%	4.00%	4.39%
Rental income on operating leases	6.13%	6.03%	6.49%
Finance revenue	9.90%	10.03%	10.88%
Interest expense	(3.39)%	(3.48)%	(3.73)%
Depreciation on operating lease equipment	(1.86)%	(1.81)%	(1.82)%
Maintenance and other operating lease expenses	(0.64)%	(0.51)%	(0.58)%
Net finance margin	4.01%	4.23%	4.75%

(1) NFR and AEA are non-GAAP measures; see reconciliation of non-GAAP to GAAP financial information.
(2) AEA balances are less than comparable balances displayed in this document in 'Select Data' (Quarterly Average Balances) due to the exclusion of deposits with banks and other investments and the inclusion of credit balances of factoring clients.

NFR and NFM are key metrics used by management to measure the profitability of our lending and leasing assets. NFR includes interest and yield-related fee income on our loans and capital leases, rental income on our operating lease equipment and interest and dividend income on cash and investments, reduced by funding costs, depreciation from our operating lease equipment, and maintenance and other operating lease expenses. Since our asset composition includes a high level of operating lease equipment (43% of AEA for the quarter ended March 31, 2014), NFM is a more appropriate metric for CIT than net interest margin (“NIM”) (a common metric used by other financial institutions), as NIM does not fully reflect the earnings of our portfolio, because it includes the impact of debt costs on all our assets, but excludes the net operating lease revenue (rental income less depreciation and maintenance and other operating lease expenses).

NFR decreased from the year-ago quarter reflecting compression on portfolio yields across most of our business, sales of higher-yielding portfolios last year, suspended depreciation in the prior year, lower yield-related fees and lower fresh start accounting (“FSA”) accretion. The slight sequential decline was largely driven by $13 million of higher maintenance and operating lease expenses on transportation equipment, and $4 million of higher interest expense, partially offset by higher revenues on increased earning assets. In the second quarter, we expect our recent debt actions (the debt issued in February and maturing debt repaid on April 1) to reduce interest expense by about $10 million, but we still expect overall net finance revenue to decline slightly due to continued pricing pressures and higher operating lease expenses, primarily associated with aircraft lease renewals.

Adjusted NFR ($) and Net Finance Margin (NFM) (%) (dollars in millions)
	Quarters Ended
	March 31, 2014		December 31, 2013		March 31, 2013
NFR / NFM	$321.8	4.01%	$325.0	4.23%	$349.1	4.75%
Accelerated FSA net discount/(premium) on debt extinguishments and repurchases	-	-	9.8	0.13%	17.1	0.23%
Accelerated OID on debt extinguishments related to the GSI facility	-	-	(5.2)	(0.07)%	-	-
Adjusted NFR / NFM	$321.8	4.01%	$329.6	4.29%	$366.2	4.98%
The accelerated debt FSA accretion and accelerated OID on debt extinguishment related to the GSI facility (“accelerated OID accretion”), when discussed in combination, is referred to as “accelerated debt FSA and OID accretion”.

5

Adjusted NFM declined 28 basis points (bps) to 4.01% from the prior quarter. As mentioned above, the decline was related to higher operating lease expenses associated with maintenance and remarketing of our transportation equipment and the cost of maintaining excess liquidity in advance of the April 1st debt repayment.

Adjusted NFM was down 97 bps from the year-ago quarter.

■	Lower finance revenue in 2014 reflected lower yields in the NACF portfolios (as detailed in the following table) and the sale of the Dell Europe portfolio (within NSP), which contained high-yielding assets. The revenue decline was partially offset by a higher level of earning assets. FSA accretion on loans continues to have a diminishing impact, as the FSA accretion benefit to interest income in the first quarter of 2014 was $15 million, down from $22 million in the year-ago quarter. The remaining accretable FSA discount on loans is not significant. See Fresh Start Accounting section.

■	Interest recoveries, which result from events such as prepayments on or sales of non-accrual assets and from assets returning to accrual status, and certain other yield-related fees, were down in the first quarter of 2014, compared to the year-ago quarter.

■	NFM had a diminished benefit from suspended depreciation on operating lease equipment held for sale, as depreciation is not recorded while this equipment is held for sale (detailed further below).

■	Weighted average coupon rate of outstanding deposits and long-term borrowings of 3.33% at March 31, 2014 was down from 3.45% at March 31, 2013, as the portion of our funding derived from deposits increased to 40%.

The following table depicts select yields and margin related data for our segments, plus select divisions within TIF and NACF.

Select Segment and Division Margin Metrics (dollars in millions)

	March 31, 2014	December 31, 2013	March 31, 2013
Transportation & International Finance
AEA	$17,119.7	$15,928.8	$15,084.0
Gross yield	12.53%	12.44%	12.57%
NFM	4.73%	4.83%	4.76%
Adjusted NFM	4.73%	4.83%	5.02%
AEA
Commercial Aerospace	$9,773.9	$9,346.0	$9,400.0
Rail	$5,137.9	$4,515.5	$4,212.2
Maritime Finance	$473.9	$376.4	$208.3
International Finance	$1,734.0	$1,690.9	$1,263.5
Gross yield
Commercial Aerospace	12.56%	12.14%	12.18%
Rail	14.56%	14.67%	14.58%
Maritime Finance	4.88%	9.53%	7.44%
International Finance	8.46%	8.81%	9.58%
North American Commercial Finance
AEA	$13,764.7	$13,456.5	$12,292.7
Gross yield	6.28%	6.74%	7.91%
NFM	3.64%	4.14%	4.82%
Adjusted NFM	3.64%	4.14%	5.02%
AEA
Real Estate Finance	$1,592.9	$1,391.9	$773.1
Corporate Finance	$6,991.6	$6,916.2	$6,538.5
Equipment Finance	$4,239.5	$4,212.4	$3,915.3
Commercial Services	$940.7	$936.0	$1,065.8
Gross yield
Real Estate Finance	3.99%	4.02%	4.31%
Corporate Finance	5.02%	5.34%	6.58%
Equipment Finance	9.54%	10.25%	11.51%
Commercial Services	4.86%	5.39%	5.47%
Non-Strategic Portfolios
AEA	$1,185.8	$1,367.7	$1,999.4
Gross yield	12.78%	12.99%	15.82%
NFM	2.63%	2.22%	6.66%
Adjusted NFM	2.63%	3.57%	6.78%

6

Gross yields (interest income plus rental income on operating leases as a % of AEA) in TIF held steady, while NFM declined modestly. Maritime Finance gross yield in December was elevated, reflecting a prepayment that accelerated fee recognition. NACF gross yields and NFM reflect continued pressures on the portfolios. NSP declines compared to March 2013 reflect the sales of higher yielding portfolios.

Interest expense was relatively flat compared to the year-ago and prior quarters, but the year-ago quarter included $17 million of accelerated debt FSA accretion and the prior quarter included $5 million of accelerated debt FSA and OID accretion. Interest expense in the 2014 first quarter was up reflecting the February debt issuance in anticipation of the debt repayment on April 1. At March 31, 2014, long-term borrowings included $44 million of remaining FSA discount on secured borrowings.

The weighted average coupon rate of outstanding deposits and long-term borrowings was 3.33% at March 31, 2014, unchanged from December 31, 2013 and down from 3.45% at March 31, 2013. Our pro-forma weighted average coupon rate including the repayment of $1.3 billion of 5.25% unsecured notes on April 1, 2014 would have been 3.25% at March 31, 2014. The weighted average coupon rate of long-term borrowings at March 31, 2014 was 4.45%, compared to 4.47% at both December 31, 2013 and March 31, 2013.

Deposits represented 40% of the total deposits and long-term borrowing at March 31, 2014, while unsecured debt was 42% and secured debt was 18%. These proportions will fluctuate in the future depending upon our capital markets activities.

Deposits have increased, both in dollars and proportion of total CIT funding. The weighted average rate of total CIT deposits was 1.67%, 1.65% and 1.71% at March 31, 2014, December 31, 2013 and March 31, 2013, respectively. Deposits and long-term borrowings are discussed in Funding and Liquidity. See Select Data and Average Balances section for more information on Long-term borrowing rates.

The following table sets forth the details on net operating lease revenue.(4) We changed the presentation of net operating lease revenue in the first quarter of 2014 and have revised the prior periods for the new presentation. A new line item reflects maintenance and other operating lease expenses associated with our operating lease equipment. Previously, maintenance costs reduced rental income, while other operating lease expenses were included with depreciation.

Net Operating Lease Revenue as a % of Average Operating Leases (dollars in millions)

	Quarters Ended
	March 31, 2014		December 31, 2013		March 31, 2013
Rental income on operating leases	$491.9	14.32%	$463.8	14.54%	$476.4	15.40%
Depreciation on operating lease equipment	(148.8)	(4.33)%	(139.5)	(4.37)%	(133.3)	(4.31)%
Maintenance and other operating lease expenses	(51.6)	(1.50)%	(39.0)	(1.22)%	(42.4)	(1.37)%
Net operating lease revenue	$291.5	8.49%	$285.3	8.95%	$300.7	9.72%
Average Operating Lease Equipment (“AOL”)	$13,735.8		$12,757.1		$12,369.1

Net operating lease revenue was primarily generated from the commercial air and rail portfolios. Net operating lease revenue decreased from the year-ago quarter, as the benefit of increased assets from the growing aerospace and rail portfolios was more than offset by higher depreciation expense and increased maintenance and other operating lease expenses. Rental income increased from the year-ago and prior quarters as did depreciation expense, reflecting the growing portfolio. The increase in maintenance and other operating lease expenses reflects the growing rail portfolio, and aerospace remarketing expenses resulting from the elevated levels of aircraft re-leasing activity in 2014. During the quarter, on average, lease renewal rates in the rail portfolio were re-pricing higher, while the commercial air portfolio has been re-pricing slightly lower, putting pressure on overall rental revenue. These factors are also reflected in the net operating lease revenue as a percent of AOL. The European rail acquisition reduced that portfolio’s yields, as the acquired portfolio’s net yields were lower.

Utilization and asset levels remained strong in 2014. Our commercial air portfolio was essentially fully leased, or under a commitment and our rail fleet utilization remained relatively steady. Including commitments, rail fleet utilization was 98% at March 31, 2014, at about the same level as December 31, 2013 and up from 97% at March 31, 2013.

All new aircraft deliveries scheduled for the next twelve months are placed. We expect delivery of approximately 3,800 railcars from our order book over the next twelve months, all of which are placed.

Depreciation on operating lease equipment increased from the prior-year and prior quarters, reflecting higher asset balances. Consequently, net operating lease revenue includes rental income on operating lease equipment classified as AHFS, but there is no related depreciation expense. Once a long-lived asset is classified as AHFS, depreciation expense is no longer recognized, but the asset is evaluated periodically for impairment with any such charge recorded in other income. (See “Non-interest Income – Impairment on assets held for sale” for discussion on impairment charges). As such, the prior-year quarter benefitted from suspended depreciation, primarily in NSP as a result of certain operating lease equipment being recorded as AHFS. The amount of suspended depreciation on operating lease equipment in AHFS totaled $3 million for the first quarter of 2014, $25 million for the prior-year quarter and $5 million for the prior quarter. The decrease from the prior-year quarter primarily reflects the sale of the Dell Europe portfolio in the second half of 2013.

Operating lease equipment in AHFS totaled $46 million at March 31, 2014, $205 million at December 31, 2013, and $376 million at March 31, 2013.

See “Non-interest Income — Impairment on assets held for sale”, “Expenses — Depreciation on operating lease equipment” and “Concentrations — Operating Leases” for additional information.

(4)	Net operating lease revenue and average operating lease equipment are non-GAAP measures; see reconciliation of non-GAAP to GAAP financial information.
7

CREDIT METRICS

Credit metrics remain at or near cyclical lows, and given current levels, sequential quarterly movements in non-accrual loans and charge-offs are subject to volatility as individual larger accounts migrate in and out of non-accrual status or get resolved.

Net charge-offs were $36 million, or 0.76% as a percentage of average finance receivables, versus $10 million (0.22%) in the year-ago quarter and $15 million (0.32%) in the prior quarter. Recoveries of $9 million were lower than $15 million in both the year-ago quarter and the prior quarter. The first quarter of 2014 charge-offs also include $14 million related to loans transferred to AHFS, as compared with $1 million and $5 million in the year-ago and prior quarter, respectively. These charge-offs reduce the Allowance for Loan Losses, and therefore do not have an impact on the total provision for credit losses. Net charge offs in TIF were up from year-ago levels, but in line with the prior quarter. Net charge offs in NACF remain at low levels, but were up from both the year-ago and prior quarters. Net charge offs in NSP were $7 million this quarter, essentially the result of the transfer of receivables to AHFS, versus $3 million in the year-ago quarter and $6 million in the prior quarter.

Non-accrual loans declined to $218 million (1.18% of Finance receivables) from $294 million (1.59%) at March 31, 2013 and $241 million (1.29%) at December 31, 2013. The decrease, predominately in North American Commercial Finance, reflects repayments, as well as returns to accrual status where appropriate, and charge-offs.

The provision for credit losses was $37 million for the first quarter of 2014, up from $20 million in the year-ago quarter and $14 million in the prior quarter. The increase in the quarter reflected reduced recoveries on previously charged-off loans and reserve builds for new loans.

The allowance for loan losses is intended to provide for losses inherent in the portfolio based on estimates of the ultimate outcome of collection efforts, realization of collateral values, and other pertinent factors, such as estimation risk related to performance in prospective periods. We may make adjustments to the allowance depending on general economic conditions and specific industry weakness or trends in our portfolio credit metrics, including non-accrual loans, charge-off levels, and realization rates on collateral.

Our allowance for loan losses includes: (1) specific reserves for impaired loans, (2) non-specific reserves for losses inherent in non-impaired loans utilizing the Company’s internal probability of default/loss given default ratings system, generally with a two year loss emergence period assumption, to determine estimated loss levels, and (3) a qualitative adjustment to the non-specific reserve for economic risks, industry and geographic concentrations, and other factors not adequately captured in our methodology. Our policy is to recognize losses through charge-offs when there is a high likelihood of loss after considering the borrower’s financial condition, underlying collateral and guarantees, and the finalization of collection activities.

For all presentation periods, qualitative adjustments largely related to instances where management believed that the Company’s current risk ratings in selected portfolios did not yet fully reflect the corresponding inherent risk. The qualitative adjustments did not exceed 10% of the total allowance for any of such periods and are recorded by class and included in the allowance for loan losses.

8

The following table presents detail on our allowance for loan losses, including charge-offs and recoveries and provides summarized components of the provision and allowance:

Allowance for Loan Losses and Provision for Credit Losses (dollars in millions)

	Quarters Ended
	March 31,	December 31,	March 31,
	2014	2013	2013
Allowance – beginning of period	$356.1	$356.1	$379.3
Provision for credit losses(1)	36.7	14.4	19.5
Other(1)	(4.6)	0.6	(3.3)
Net additions	32.1	15.0	16.2
Gross charge-offs(2)	(44.4)	(29.6)	(24.3)
Recoveries	8.8	14.6	14.8
Net Charge-offs	(35.6)	(15.0)	(9.5)
Allowance – end of period	$352.6	$356.1	$386.0
Loans
Transportation & International Finance	$3,553.5	$3,494.4	$2,958.0
North American Commercial Finance	14,902.8	14,693.1	14,094.2
Non-Strategic Portfolios	115.4	441.7	1,473.5
Total loans	$18,571.7	$18,629.2	$18,525.7
Allowance
Transportation & International Finance	$45.7	$46.7	$37.1
North American Commercial Finance	306.9	303.8	310.0
Non-Strategic Portfolios	–	5.6	38.9
Total allowance	$352.6	$356.1	$386.0

	Provision for Credit Losses
	Quarters Ended			Allowance for Loan Losses
	March 31,	December 31,	March 31,	March 31,	December 31,
	2014	2013	2013	2014	2013
Specific reserves on impaired loans	$(4.7)	$(3.5)	$(3.6)	$25.7	$30.4
Non-specific reserves	5.8	2.9	13.6	326.9	325.7
Net charge-offs	35.6	15.0	9.5	–	–
Total	$36.7	$14.4	$19.5	$352.6	$356.1
Ratios
Allowance for loan losses as a percentage of total loans				1.90%	1.91%
Allowance for loan losses as a percentage of loans, excluding Non-Strategic Portfolios				1.91%	1.93%

(1)	Includes amounts related to reserves on unfunded loan commitments and letters of credit, and for deferred purchase agreements, which are reflected in other liabilities, as well as foreign currency translation adjustments. These related other liabilities totaled $31 million, $28 million and $25 million at March 31, 2014, December 31, 2013 and March 31, 2013, respectively.

(2)	Gross charge-offs included $14 million, $5 million and $1 million related to the transfer of receivables to assets held for sale for the quarters ended March 31, 2014, December 31, 2013 and March 31, 2013, respectively.

The allowance rate reflects the relatively benign credit environment. Reserves in the TIF and NACF segments have remained fairly consistent from year-ago and prior quarter periods. NSP currently carries no reserves, as the portfolio consists almost entirely of AHFS.

Segment Finance Receivables and Allowance for Loan Losses (dollars in millions)

	Finance Receivables	Allowance for Loan Losses	Net Carrying Value
March 31, 2014
Transportation & International Finance	$3,553.5	$(45.7)	$3,507.8
North American Commercial Finance	14,902.8	(306.9)	14,595.9
Non-Strategic Portfolios	115.4	–	115.4
Total	$18,571.7	$(352.6)	$18,219.1
December 31, 2013
Transportation & International Finance	$3,494.4	$(46.7)	$3,447.7
North American Commercial Finance	14,693.1	(303.8)	14,389.3
Non-Strategic Portfolios	441.7	(5.6)	436.1
Total	$18,629.2	$(356.1)	$18,273.1

9

The following table presents charge-offs, by class. See Results by Business Segment for additional information.

Charge-offs as a Percentage of Average Finance Receivables by Class (dollars in millions)

	Quarters Ended
	March 31, 2014		December 31, 2013		March 31, 2013
Gross Charge-offs(1)
Transportation Finance	$–	–	$–	–	$–	–
International Finance	14.3	3.35%	13.0	3.08%	4.2	1.33%
Transportation & International Finance	14.3	1.61%	13.0	1.55%	4.2	0.60%
Corporate Finance	10.4	0.60%	0.9	0.05%	4.6	0.28%
Equipment Finance	9.2	0.91%	7.4	0.74%	8.8	0.94%
Real Estate Finance	–	–	–	–	–	–
Commercial Services	3.0	0.53%	2.1	0.36%	0.8	0.14%
North American Commercial Finance	22.6	0.61%	10.4	0.28%	14.2	0.42%
Non-Strategic Portfolios	7.5	9.94%	6.2	4.05%	5.9	1.60%
Total	$44.4	0.95%	$29.6	0.64%	$24.3	0.55%
Recoveries
Transportation Finance	$–	–	$–	–	$–	–
International Finance	1.3	0.28%	1.3	0.29%	3.1	0.99%
Transportation & International Finance	1.3	0.14%	1.3	0.15%	3.1	0.45%
Corporate Finance	0.1	0.01%	6.4	0.37%	0.6	0.03%
Equipment Finance	5.2	0.51%	3.8	0.38%	5.2	0.55%
Real Estate Finance	–	–	–	–	–	–
Commercial Services	1.3	0.23%	2.5	0.42%	2.6	0.45%
North American Commercial Finance	6.6	0.18%	12.7	0.34%	8.4	0.25%
Non-Strategic Portfolios	0.9	1.17%	0.6	0.45%	3.3	0.89%
Total	$8.8	0.19%	$14.6	0.32%	$14.8	0.33%
Net Charge-offs(1)
Transportation Finance	$–	–	$–	–	$–	–
International Finance	13.0	3.07%	11.7	2.79%	1.1	0.34%
Transportation & International Finance	13.0	1.47%	11.7	1.40%	1.1	0.15%
Corporate Finance	10.3	0.59%	(5.5)	(0.32)%	4.0	0.25%
Equipment Finance	4.0	0.40%	3.6	0.36%	3.6	0.39%
Real Estate Finance	–	–	–	–	–	–
Commercial Services	1.7	0.30%	(0.4)	(0.06)%	(1.8)	(0.31)%
North American Commercial Finance	16.0	0.43%	(2.3)	(0.06)%	5.8	0.17%
Non-Strategic Portfolios	6.6	8.77%	5.6	3.60%	2.6	0.71%
Total	$35.6	0.76%	$15.0	0.32%	$9.5	0.22%

(1)	TIF charge-offs for the quarter ended March 31, 2014 included $3 million related to the transfer of receivables to assets held for sale, and none for the year-ago quarter and prior quarter. NACF charge-offs for the quarter ended March 31, 2014, included $4 million related to the transfer of receivables to assets held for sale and $1 million for each of the quarters ended December 31, 2013 and March 31, 2013. NSP charge-offs for the quarters ended March 31, 2014 and December 31, 2013 included approximately $7 million and $4 million, respectively, related to the transfer of receivables to assets held for sale and none for the year-ago quarter.

Absent the previously discussed amounts related to AHFS transfers, charge-offs remain at relatively low levels. The increase in the first quarter of 2014 is reflective of the episodic volatility that is to be expected with credit metrics at such low levels and does not represent a change in the credit quality of the portfolio. Recoveries are down in amount from prior periods and are expected to continue to decline as the low level of more recent charge-offs afford fewer opportunities for recoveries. Additionally, charge-offs associated with AHFS do not generate future recoveries as the loans are generally sold before recoveries can be realized.

10

The tables below present information on non-performing loans, which includes non-performing loans related to AHFS for each period:

Non-accrual and Accruing Past Due Loans (dollars in millions)

	March 31, 2014	December 31, 2013
Non-accrual loans
U.S.	$151.2	$176.3
Foreign	67.2	64.4
Non-accrual loans	$218.4	$240.7
Troubled Debt Restructurings
U.S.	$203.6	$218.0
Foreign	3.2	2.9
Restructured loans	$206.8	$220.9
Accruing loans past due 90 days or more	$10.6	$9.9

Non-accrual Loans as a Percentage of Finance Receivables by Class (dollars in millions)

	March 31, 2014		December 31, 2013
Transportation Finance	$15.6	0.82%	$14.3	0.81%
International Finance	20.3	1.23%	21.0	1.21%
Transportation & International Finance	35.9	1.01%	35.3	1.01%
Corporate Finance	63.7	0.91%	83.8	1.23%
Equipment Finance	65.7	1.63%	59.4	1.47%
Real Estate Finance	–	–	–	–
Commercial Services	1.9	0.08%	4.2	0.19%
North American Commercial Finance	131.3	0.88%	147.4	1.00%
Non-Strategic Portfolios	51.2	44.37%	58.0	13.14%
Total	$218.4	1.18%	$240.7	1.29%

Non-accrual loans declined from the prior period, both in amount and as a percentage of finance receivables. The improvements reflect repayments, as well as returns to accrual status and charge-offs.

Approximately 65% of our non-accrual accounts were paying currently at March 31, 2014, and our impaired loan carrying value (including specific reserves and charge-offs) to estimated outstanding contractual balances approximated 80%. For this purpose, impaired loans are comprised principally of non-accrual loans over $500,000 and TDRs.

Total delinquency (30 days or more) was down as a percentage of finance receivables at 1.67%, as last quarter’s non-credit (administrative) delinquencies in the Equipment Finance portfolio were largely resolved.

Foregone Interest on Non-accrual Loans and Troubled Debt Restructurings (dollars in millions)

	Quarter Ended March 31, 2014			Quarter Ended March 31, 2013
	U.S.	Foreign	Total	U.S.	Foreign	Total
Interest revenue that would have been earned at original terms	$11.3	$2.8	$14.1	$22.5	$4.2	$26.7
Less: Interest recorded	(3.3)	–	(3.3)	(3.6)	(1.4)	(5.0)
Foregone interest revenue	$8.0	$2.8	$10.8	$18.9	$2.8	$21.7

The Company periodically modifies the terms of loans/finance receivables in response to borrowers’ difficulties. Modifications that include a financial concession to the borrower, which otherwise would not have been considered, are accounted for as troubled debt restructurings (“TDRs”). For those accounts that were modified but were not considered to be TDRs, it was determined that no concessions had been granted by CIT to the borrower. Borrower compliance with the modified terms is the primary measurement that we use to determine the success of these programs.

11

The tables that follow reflect loan carrying values as of March 31, 2014 and December 31, 2013 of accounts that have been modified.

Troubled Debt Restructurings and Modifications (dollars in millions)

	March 31, 2014		December 31, 2013
		% Compliant		% Compliant
Troubled Debt Restructurings(1)
Deferral of principal and/or interest	$176.8	99%	$194.6	99%
Debt forgiveness	2.2	74%	2.4	77%
Covenant relief and other	27.8	86%	23.9	74%
Total TDRs	$206.8	97%	$220.9	96%
Percent non-accrual	32%		33%

		% Compliant		% Compliant
Modifications(1)
Extended maturity	$3.6	100%	$14.9	37%
Covenant relief	62.9	100%	50.6	100%
Interest rate increase/additional collateral	21.0	100%	21.8	100%
Other	87.1	100%	62.6	87%
Total Modifications	$174.6	100%	$149.9	89%
Percent non-accrual	9%		23%

(1)	Table depicts the predominant element of each modification, which may contain several of the characteristics listed.

See Note 3 — Loans for additional information regarding TDRs and other credit quality information.

NON-INTEREST INCOME

Non-interest Income (dollars in millions)

	Quarters Ended
	March 31, 2014	December 31, 2013	March 31, 2013
Rental income on operating leases	$491.9	$463.8	$476.4
Other Income:
Factoring commissions	28.6	31.0	30.0
Fee revenues	21.6	28.4	20.4
Gains on sales of leasing equipment	8.4	43.7	22.3
Recoveries of loans charged off pre-emergence and loans charged off prior to transfer to assets held for sale	5.2	5.1	4.2
Gains on loan and portfolio sales	3.5	24.3	5.5
Gain on investments	3.5	3.6	2.4
Counterparty receivable accretion	2.0	2.9	2.9
Impairment on assets held for sale	(1.1)	(34.7)	(22.6)
Losses on derivatives and foreign currency exchange	(7.1)	(1.7)	(0.6)
Other revenues	6.5	25.0	5.5
Total other income	71.1	127.6	70.0
Total non-interest income	$563.0	$591.4	$546.4

Non-interest Income includes Rental Income on Operating Leases and Other Income.

Rental income on operating leases from equipment we lease is recognized on a straight line basis over the lease term. Rental income is discussed in “Net Finance Revenues” and “Results by Business Segment”. See also “Concentrations — Operating Leases” for additional information on operating leases.

12

Other income declined from the prior quarter and increased slightly from the prior year quarter reflecting the following:

Factoring commissions were down modestly from the year-ago quarter. Sequentially, the decline reflects seasonally lower factoring volume.

Fee revenues include fees on lines of credit and letters of credit, capital markets-related fees, agent and advisory fees, and servicing fees for the loans we sell but retain servicing, including servicing fees in the small business lending portfolio, which is in AHFS at March 31, 2014. Fee revenues are mainly driven by our NACF segment. The prior quarter included higher fees from capital markets activities. NSP segment fee revenues generated for servicing the small business lending portfolio totaled approximately $2 million for the current and the prior quarter and $3 million for the year-ago quarter. These fees will no longer be earned upon the sale of that portfolio.

Gains on sales of leasing equipment resulted from approximately $255 million of equipment sales in the first quarter of 2014, $220 million in the year-ago quarter, and $170 million in the 2013 fourth quarter. Gains as a percentage of equipment sold decreased from last quarter and the year-ago quarter and will vary based on the type and age of equipment sold. The prior quarter benefitted from a $17 million gain on the sale of a leveraged lease in NACF and from higher gains on the sale of operating lease equipment in TIF. Equipment sales for the first quarter of 2014 included approximately $185 million in TIF, mostly aircraft, and $70 million in NACF. Equipment sales for the year-ago quarter consisted of approximately $135 million in TIF, $75 million in NACF and $10 million in NSP. Equipment sales for the 2013 fourth quarter consisted of approximately $80 million in TIF and $90 million in NACF.

Recoveries of loans charged off pre-emergence and loans charged off prior to transfer to held for sale reflects repayments or other workout resolutions on loans charged off prior to emergence from bankruptcy and loans charged off prior to classification as held for sale. Unlike recoveries on loans charged off after our restructuring, these recoveries are recorded as other income, not as a reduction to the provision for loan losses.

Gains on loan and portfolio sales in the first quarter of 2014 reflected approximately $150 million of sales, with approximately $70 million in NACF, $65 million in NSP, and $15 million in TIF. Essentially all of the first quarter of 2014 gains were due to NACF sales. The year-ago quarter sales totaled $67 million, all in NACF. The prior quarter sales totaled approximately $440 million, with approximately $390 million in NSP that generated gains of $24 million from the sale of the remaining Dell Europe portfolio, and $50 million in TIF.

Gains on investments reflected sales of equity investments, primarily in NACF.

Counterparty receivable accretion relates to the FSA accretion of a fair value discount on the receivable from Goldman Sachs International (“GSI”) related to the GSI Facilities, which are total return swaps (as discussed in Funding and Liquidity and Note 6 — Long-term Borrowings and Note 7 — Derivative Financial Instruments). The discount is accreted into income over the expected term of the payout of the associated receivables. FSA accretion remaining on the counterparty receivable was $9 million at March 31, 2014.

Impairment on assets held for sale in the first quarter of 2014 of $1 million reflects TIF and NSP impairment charges and was down from the year-ago and prior quarters on lower operating lease equipment in AHFS. The prior year quarter included $21 million of charges related to NSP Europe assets, essentially all of which related to operating lease equipment for which there was a similar offsetting benefit in depreciation expense, and $2 million related to TIF aerospace equipment. The prior quarter included $25 million of impairments related to our NSP segment international platform rationalization efforts and $10 million of TIF charges which primarily related to aerospace equipment. When a long-lived asset is classified as held for sale, depreciation expense is suspended and the asset is evaluated periodically for impairment, with any such charge recorded in other income. (See Expenses for related discussion of Depreciation on operating lease equipment.)

Losses on derivatives and foreign currency exchange include the impact of transactional foreign currency movements, which resulted in losses of $(41) million in the first quarter of 2014, as the US dollar strengthened against other currency exposures, and losses of $(38) million and $(11) million in the year-ago and prior quarters, respectively. These were partially offset by gains of $37 million in the first quarter of 2014 and gains of $35 million and $12 million in the year-ago and prior quarters, respectively, on derivatives that economically hedge foreign currency movements and other exposures. In addition, a loss of $(2) million in the first quarter of 2014, a gain of $3 million in the year-ago quarter and a loss of $(2) million in the prior quarter were recorded related to the valuation of the derivatives within the GSI facility. Gains and losses from realization of cumulative translation adjustment (“CTA”) amounts from AOCI upon sale or substantial liquidation of a subsidiary were approximately $2 million for the first quarter of 2014 and not significant for year-ago and prior quarters. For additional information on the impact of derivatives on the income statement, please refer to Note 7 — Derivative Financial Instruments.

Other revenues include items that are more episodic in nature, such as proceeds received in excess of carrying value on non-accrual accounts held for sale, which were repaid or had another workout resolution, and insurance proceeds in excess of carrying value on damaged leased equipment, and also includes income from joint ventures. In the 2013 fourth quarter, NACF recognized a $19 million gain on a workout-related claim.

13

EXPENSES

Other Expenses (dollars in millions)

	Quarters Ended
	March 31, 2014	December 31, 2013	March 31, 2013
Depreciation on operating lease equipment	$148.8	$139.5	$133.3
Maintenance and other operating lease expenses	51.6	39.0	42.4
Operating expenses:
Compensation and benefits	138.9	129.8	136.8
Technology	21.1	21.1	19.8
Professional fees	18.0	19.1	18.4
Provision for severance and facilities exiting activities	9.9	18.5	5.7
Net occupancy expense	8.9	8.3	9.4
Advertising and marketing	7.9	7.5	7.7
Other expenses	28.8	80.1	33.1
Total operating expenses	233.5	284.4	230.9
Total other expenses	$433.9	$462.9	$406.6
Headcount	3,200	3,240	3,490

Depreciation on operating lease equipment is recognized on owned equipment over the lease term or estimated useful life of the asset. Depreciation expense is primarily driven by the TIF operating lease equipment portfolio, which includes long-lived assets such as aircraft and railcars. To a lesser extent, depreciation expense includes amounts on smaller ticket equipment, such as office equipment. Impairments recorded on equipment held in portfolio are reported as depreciation expense. AHFS also impact the balance (as depreciation expense is suspended on operating lease equipment once it is transferred to AHFS). Depreciation expense is discussed further in “Net Finance Revenues,” as it is a component of our asset margin. See “Non-interest Income” for impairment charges on operating lease equipment classified as held for sale.

Maintenance and other operating lease expenses primarily relate to the TIF operating lease portfolio. Previously these maintenance expenses were included as a reduction to rental income on operating leases, while other operating lease expenses were recorded as an increase to depreciation on operating lease equipment. The majority of costs are railcar fleet maintenance. CIT Rail provides railcars primarily pursuant to full-service lease contracts under which CIT Rail as lessor is responsible for railcar maintenance and repair. Under our aircraft leases, the lessee is generally responsible for normal maintenance and repairs, airframe and engine overhauls, compliance with airworthiness directives, and compliance with return conditions of aircraft on lease. As a result, aircraft maintenance costs primarily relate to transition costs incurred in connection with re-leasing an aircraft.

The increase in maintenance and other operating lease expenses reflects the growing rail portfolio, and aerospace remarketing expenses resulting from the elevated levels of aircraft re-leasing activity in 2014.

Operating expenses were essentially flat as compared to the year-ago quarter and down 18% sequentially, with the sequential decline driven by the fourth quarter 2013 Tyco International Ltd. (“Tyco”) tax agreement settlement charge of $45 million, discussed below in Other expenses. Operating expenses for the 2014 quarter included amounts related to the European rail business that was acquired during the quarter. Operating expenses also include Bank deposit raising costs, which totaled $13 million in the first quarter of 2014, compared to $9 million for the year-ago quarter and $10 million for the prior quarter, and are reflected across various expense categories, but mostly within advertising and marketing and in other expenses, reflecting deposit insurance costs. Operating expenses reflect the following changes:

■	Compensation and benefits increased slightly from the year-ago and prior quarters. Over the past year, we have made progress on various expense initiatives and reduced our headcount by about 290, which lowered our compensation costs this quarter. However, the annual restart of employee benefits, and costs associated with curtailing legacy pension plans more than offset the lower headcount.

■	Professional fees include legal and other professional fees such as tax, audit, and consulting services and were flat over the presented quarters.

■	Advertising and marketing expenses include CIT Bank advertising and marketing costs associated with raising deposits, which totaled $6 million in the first quarter of 2014, $5 million in the year-ago quarter, and $3 million in the prior quarter.

■	Provision for severance and facilities exiting activities reflects employee terminations charges and other costs associated with various organization efficiency initiatives.

14

■	Other expenses include items such as travel and entertainment, insurance, FDIC costs, office equipment and supply costs and taxes (other than income taxes). The prior quarter includes a $45 million charge related to a December 2013 Tyco Tax Agreement settlement which related to a tax agreement that CIT and Tyco entered into in 2002 in connection with CIT’s separation from Tyco.

We continue to make progress reducing non-strategic portfolios, and have exited all the sub-scale countries in Asia, and several in Latin America and Europe. In April 2014 we sold the remaining student loan business, and we expect to close on the sale of the SBL portfolio later in the second quarter, subject to regulatory approval. Our primary focus is on the remaining countries in Europe and Latin America (including Mexico). The primary driver for our cost reductions will be the exit of our non-strategic portfolios, which will eliminate about $15 million from our quarterly expenses.

FRESH START ACCOUNTING

Upon emergence from bankruptcy in 2009, CIT applied Fresh Start Accounting (FSA) in accordance with GAAP. FSA had a significant impact on our operating results in prior years but the impact has significantly lessened. NFR includes the accretion of the FSA adjustments to the loans, leases and debt, as well as to depreciation and, to a lesser extent rental income related to operating lease equipment.

The most significant remaining discount at March 31, 2014, $2.2 billion, relates to operating lease equipment ($1.4 billion related to rail operating lease assets and $0.8 billion related to aircraft operating lease assets). The discount on the operating lease equipment was, in effect, an impairment of the operating lease equipment upon emergence from bankruptcy, as the assets were recorded at their fair value, which was less than their carrying value. The recording of the FSA adjustment reduced the asset balances subject to depreciation and thus decreases depreciation expense over the remaining useful life of the operating lease equipment or until it is sold.

At March 31, 2014 the remaining accretable balance on loans was $30 million, and is expected to accrete into income within the next 2 years. The remaining FSA discount on borrowings at March 31, 2014 was $44 million. The Company has filed a redemption notice that it will redeem borrowings secured by aircraft in the 2014 second quarter. The repayment of these borrowings will result in acceleration of the FSA discount of approximately $40 million in the second quarter. The remaining FSA discount on secured borrowings after these extinguishments will be approximately $5 million.

INCOME TAXES

Income Tax Data (dollars in millions)

	Quarters Ended
	March 31, 2014	December 31, 2013	March 31, 2013
Provision for income taxes, before discrete items	$10.2	$11.5	$18.1
Discrete items	3.3	17.1	(5.3)
Provision for income taxes	$13.5	$28.6	$12.8
Effective tax rate	11.0%	18.6%	7.6%

The Company’s first quarter income tax provision from continuing operations was $13.5 million compared to $28.6 million in the prior quarter and $12.8 million in the year-ago quarter. The first quarter of 2014’s tax provision primarily reflected income tax expense on the earnings of certain international operations and state income tax expense in the U.S. Included in the prior quarter’s discrete items was the recognition of approximately $13 million of deferred tax expense due to the sale of a leverage lease, which contributed to the higher tax provision. The higher year-ago quarter’s income tax provision before discrete items was driven by higher pre-tax earnings, and a higher tax rate due to a less favorable geographic mix of earnings. The year-ago quarter’s income tax provision included $5.3 million of net discrete tax benefits which primarily related to favorable settlements of prior year international tax audits partially offset by the establishment of valuation allowances against certain international net deferred tax assets.

The change in the effective tax rate each period is impacted by a number of factors, including the relative mix of domestic and foreign earnings, adjustments to the valuation allowances, and discrete items. The actual year-end 2014 effective tax rate may vary from the currently projected tax rate due to changes in these factors.

The Company has not recognized any tax benefit on its prior year domestic losses and certain prior year foreign losses due to uncertainties related to its ability to realize its net deferred tax assets in the future. Due to these uncertainties, combined with the recent three years of cumulative losses by certain domestic and foreign reporting entities, the Company has concluded that it does not currently meet the criteria to recognize its net deferred tax assets, inclusive of the deferred tax assets related to NOLs in these entities. Accordingly, the Company maintained a valuation allowance of $1.5 billion against its net deferred tax assets at December 31, 2013. Of the $1.5 billion valuation allowance, approximately $1.3 billion relates to domestic reporting entities and $211 million relates to foreign reporting entities.

15

Management’s decision to maintain the valuation allowances on certain reporting entities’ net deferred tax assets requires significant judgment and an analysis of all the positive and negative evidence regarding the likelihood that these future benefits will be realized. The most recent three years of cumulative losses, adjusted for any non-recurring items, was considered a significant negative factor supporting the need for a valuation allowance. At the point when any of these reporting entities transition into a cumulative three year income position, management will take this trend into consideration, along with other facts and circumstances, in determining whether to release any of the valuation allowances. The other facts and circumstances that are considered in evaluating the need for or release of a valuation allowance include sustained profitability, both historical and forecast, tax planning strategies, and the carry-forward periods for the NOLs.

Certain foreign and domestic entities with net operating loss carry-forwards have been profitable in some of the most recent periods but remain in a cumulative three year loss position. Thus, the Company continues to record a full valuation allowance on these entities’ net deferred tax assets due to their history of losses. Given the continued improvement in earnings in certain of these entities, which is one factor considered in the evaluation process, it is possible that the valuation allowance for these entities may be reduced if these trends continue and other factors do not outweigh this positive evidence.

At the point a determination is made that it is “more likely than not” that a reporting entity will generate sufficient future taxable income to realize its respective net deferred tax assets within the carry-forward period available under the tax law for each applicable tax jurisdiction, the Company will reduce the entity’s respective valuation allowance (in full or in part), resulting in an income tax benefit in the period such a determination is made. Subsequently, a provision for income taxes will be provided for future earnings; however there will be a minimal impact on cash taxes paid for until the related NOL carry-forward is fully utilized. In addition, while GAAP equity will increase as a result of a valuation allowance reversal, we expect minimal benefit, if any, on regulatory capital.

See Note 10 — Income Taxes for additional information, including deferred tax assets.

RESULTS BY BUSINESS SEGMENT

In December 2013, we announced organization changes that became effective January 1, 2014. Management changed our operating segments to (i) realign and simplify its businesses and organizational structure, (ii) streamline and consolidate certain business processes to achieve greater operating efficiencies, and (iii) leverage CIT’s operational capabilities for the benefit of its clients and customers. Effective January 1, 2014, CIT manages its business and reports financial results in three operating segments: (1) Transportation & International Finance (“TIF”); (2) North American Commercial Finance (“NACF”); and (3) Non-Strategic Portfolios (“NSP”).

The change in segment reporting does not affect CIT’s historical consolidated results of operations. The discussions below reflect the new reporting segments, and all prior period comparisons have been conformed and are consistent with the presentation of financial information to management.

See Note 14 — Business Segment Information for additional details.

Transportation & International Finance

Our Transportation & International Finance segment (“TIF”) includes several divisions: aerospace (commercial aircraft and business aircraft), rail, and maritime finance, as well as international finance, which includes corporate lending and equipment financing businesses in China and the U.K. Revenues generated by TIF include rents collected on leased assets, interest on loans, fees, and gains from assets sold.

Aerospace–Commercial Air provides leasing and financing solutions — including operating leases, capital leases, loans and structuring and advisory services — for commercial airlines worldwide. We own and finance a fleet of more than 300 commercial aircraft and have about 100 customers in approximately 50 countries.

Aerospace–Business Air provides financing solutions to business jet operators. Serving clients around the globe, we provide financing that is tailored to our clients’ unique business requirements. Products include term loans, leases, predelivery financing, fractional share financing and vendor/ manufacturer financing.

Rail offers customized leasing and financing solutions and a highly efficient, diversified fleet of railcar assets to freight shippers and carriers throughout North America and Europe. We expanded our operations to Europe through a 2014 acquisition. See “Concentrations — Leased Railcars” section.

Maritime Finance offers senior secured loans, sale-leasebacks and bareboat charters to owners and operators of oceangoing cargo vessels, including tankers, bulkers, container ships, car carriers, and offshore vessels and drilling rigs.

16

International Finance offers corporate lending and advisory services as well as equipment financing and leasing to small and middle market businesses in the UK and China.

Transportation & International Finance – Financial Data and Metrics (dollars in millions)

	Quarters Ended
	March 31, 2014	December 31, 2013	March 31, 2013
Earnings Summary
Interest income	$76.7	$69.6	$56.6
Interest expense	(160.7)	(151.1)	(144.1)
Provision for credit losses	(12.4)	(14.6)	5.6
Rental income on operating leases	459.6	425.7	417.4
Other income	7.2	7.1	16.8
Depreciation on operating lease equipment	(121.7)	(113.0)	(108.0)
Maintenance and other operating lease expenses	(51.6)	(39.0)	(42.4)
Operating expenses	(79.5)	(67.9)	(63.4)
Income before provision for income taxes	$117.6	$116.8	$138.5
Select Average Balances
Average finance receivables (AFR)	$3,555.0	$3,354.3	$2,762.0
Average operating leases (AOL)	$13,457.5	$12,486.0	$12,122.2
Average earning assets (AEA)	$17,119.7	$15,928.8	$15,084.0
Statistical Data
Net finance margin – net finance revenue (interest and rental income, net of interest and depreciation and maintenance and other operating lease expenses) as a % of AEA	4.73%	4.83%	4.76%
Operating lease margin (rental income less depreciation and maintenance and other operating lease expenses) as a % of AOL	8.51%	8.77%	8.81%
New business volume	$1,054.6	$1,265.7	$423.0

Pre-tax earnings for the quarter were $118 million, down from $139 million in the year-ago quarter primarily due to higher credit costs and operating expenses, partially offset by higher net finance revenue. Pre-tax earnings were essentially flat sequentially.

We entered the European rail leasing market this past quarter with the January 31, 2014 acquisition of Nacco, an independent full service railcar lessor in Europe, which included more than 9,500 railcars, consisting of tank cars, flat cars, gondolas and hopper cars. We expect this acquisition to be slightly accretive to earnings this year, inclusive of integration costs and infrastructure investments, as we build this growth platform.

Financing and leasing assets grew to $17.6 billion at March 31, 2014, up sequentially from $16.4 billion and from $15.2 billion a year ago. The sequential increase included $0.8 billion of growth in Rail, due in large part to the European acquisition which added approximately $650 million in operating lease equipment, over $200 million in Aerospace and $100 million in Maritime.

New business volume remained strong and asset utilization remained high. CIT Bank continued to fund our U.S. new business volume, which included for the first time commercial aircraft operating leases.

Other highlights included:

■	Net finance revenue (“NFR”) was $202 million, up from $180 million in the year-ago quarter and $192 million in the prior quarter. The increases over the prior periods generally reflect higher asset balances and higher prepayments of loans in the current period.

■	Net operating lease revenue (rental income on operating leases less depreciation on operating lease equipment and maintenance and other operating lease expenses), which is a component of NFR, was $286 million, up modestly from the year-ago and prior quarters. Growth in the Aerospace and Rail portfolios offset an increase in maintenance expense and higher depreciation expense. The decline in the net operating lease margin (as a % of average operating lease equipment) reflected pressure on renewal rents on certain aircraft, and higher maintenance costs in Rail and other operating lease expenses in Aerospace. These offset the net benefit from higher asset balances and continued strong utilization. We entered 2014 with approximately 50 aircraft to remarket, a level that is higher than in recent years and will increase transition costs and pressure yields if rates for certain aircraft remain soft. We made good progress placing these expirations and have lease commitments for approximately 70% of those aircraft. We expect lease expirations for rail equipment in 2014 will represent slightly over 20% of the rail portfolio, a level that is lower than recent experience.

■	At March 31, 2014, TIF had 272 commercial aircraft, and approximately 115,000 railcars and 350 locomotives on operating lease.

17

■	New business volume for the first quarter was over $1.0 billion as we took delivery of 9 aircraft and approximately 1,400 railcars and funded slightly over $400 million of finance receivables. Included in the deliveries for the first time were planes funded by CIT Bank.

■	At March 31, 2014, we had 139 aircraft on order from manufacturers (down from 147 at December 31, 2013), with deliveries scheduled through 2020. All new aircraft deliveries scheduled for the next twelve months have lease commitments. We had future purchase commitments for approximately 8,000 railcars, with scheduled deliveries through 2015, of which 84% have lease commitments. See Item 1. Consolidated Financial Statements, Note 12 — Commitments.

■	Aerospace equipment utilization remained strong at March 31, 2014, with 99% of commercial aircraft on lease or under a commitment. Rail utilization rates remained steady at 98%.

■	Other income primarily includes gains on sales of equipment, partially offset by impairment charges. For the first quarter of 2014, gains on equipment and receivable sales totaled $4 million on $199 million of equipment and receivable sales, compared to $15 million of gains on $135 million of sales in the year-ago quarter and $16 million of gains on $127 million of sales last quarter. Impairment on operating lease equipment held for sale totaled $1 million in the first quarter of 2014, compared to $2 million in the year-ago quarter and $10 million last quarter.

■	Provision for credit losses was $12 million, compared to a net recovery in the year-ago quarter, which benefited from a reserve release in Aerospace and down slightly sequentially. Non-accrual loans were $36 million (1.01% of finance receivables) at March 31, 2014, essentially unchanged from December 31, 2013 and up from $24 million (0.80%) at March 31, 2013. Net charge-offs were $13 million (1.47% of average finance receivables) in the first quarter of 2014, up from $1 million (0.15%) in the year-ago quarter and up from $12 million (1.40%) last quarter. Charge-offs were concentrated in the International portfolio.

■	Operating expenses were $80 million, up $16 million from a year ago and $12 million sequentially and reflecting the acquisition of Nacco in Rail, and our continued build of the Maritime platform.

North American Commercial Finance

Our North American Commercial Finance segment is comprised of four divisions: Corporate Finance, Equipment Finance, Real Estate Finance and Commercial Services. Revenue is generated from interest earned on loans, rents on leases, fees and other revenue from lending activities and capital markets transactions and commissions earned on factoring and related activities.

Corporate Finance provides a range of financing options and offers advisory services to small and medium size companies. Its core products include both loan and fee-based products. Loans offered are primarily senior secured loans collateralized by accounts receivable, inventory, machinery & equipment and/or intangibles that are often used for working capital, plant expansion, acquisitions or recapitalizations. These loans include revolving lines of credit and term loans and, depending on the nature and quality of the collateral, may be referred to as asset-based loans or cash flow loans. We provide financing to customers in a wide range of industries, including Commercial & Industrial, Communications, Media & Entertainment, Energy and Healthcare.

Equipment Finance provides leasing and equipment loan solutions to small businesses and middle market companies in a wide range of industries. We provide financing solutions for our borrowers and lessees, and assist manufacturers and distributors in growing sales, profitability and customer loyalty by providing customized, value-added finance solutions to their commercial clients. We offer both capital and operating leases.

Real Estate Finance provides senior secured commercial real estate loans to developers and other commercial real estate professionals. We focus on stable, cash flowing properties and originate construction loans to highly experienced and well capitalized developers.

Commercial Services provides factoring, receivable management products, and secured financing to businesses (our clients, generally manufacturers or importers of goods) that operate in several industries, including apparel, textile, furniture, home furnishings and consumer electronics. Factoring entails the assumption of credit risk with respect to trade accounts receivable arising from the sale of goods by our clients to their customers (generally retailers) that have been factored (i.e. sold or assigned to the factor). Although primarily U.S.-based, Commercial Services also conducts business with clients and their customers internationally.

18

North American Commercial Finance – Financial Data and Metrics (dollars in millions)

	Quarters Ended
	March 31, 2014	December 31, 2013	March 31, 2013
Earnings Summary
Interest income	$193.4	$199.7	$219.3
Interest expense	(68.9)	(67.2)	(78.6)
Provision for credit losses	(23.2)	2.5	(24.9)
Rental income on operating leases	22.8	27.2	23.8
Other income	61.8	106.5	63.7
Depreciation on operating lease equipment	(21.9)	(20.4)	(16.3)
Operating expenses	(121.5)	(113.3)	(128.1)
Income before provision for income taxes	$42.5	$135.0	$58.9
Select Average Balances
Average finance receivables (AFR)	$14,800.1	$14,593.3	$13,427.2
Average earning assets (AEA)	$13,764.7	$13,456.5	$12,292.7
Statistical Data
Net finance revenue as a % of AEA	3.64%	4.14%	4.82%
Funded new business volume	$1,372.9	$1,778.7	$1,333.0
Factoring volume	$6,271.1	$6,801.3	$6,354.5

Pre-tax earnings were down from both the year-ago and prior quarters. The decline from the year-ago quarter reflected lower interest income that resulted from lower yields in certain portfolios and fewer interest recoveries. The sequential quarter decline primarily reflected lower other income and higher operating expenses, as the prior quarter included significant benefits related to asset sales and workouts.

Financing and leasing assets grew 6% from a year ago to $15.2 billion, and were up 1% sequentially, reflecting strong growth in our real estate finance division, partially offset by lower factoring receivables. Funded new business volume totaled $1.4 billion, up from $1.3 billion in the year-ago quarter, and down from $1.8 billion in the prior quarter, in line with typical seasonal trends. The increase in volume from the year-ago quarter primarily reflected an increase in middle market corporate lending.

CIT Bank originated the vast majority of the U.S. funded volume in each of the quarters. At March 31, 2014, over 70% of this segment’s financing and leasing assets were in CIT Bank.

Other highlights included:

■	Net finance revenue was $125 million, down from $148 million in the year-ago quarter and $139 million in the prior quarter. Net finance margin was 3.64% compared to 4.82% and 4.14% in the year-ago and prior quarters, respectively. The decline in net finance margin from prior periods reflects the reduction of benefits from interest recoveries, lower portfolio yields in Corporate Finance and Equipment Finance, as well as a lower benefit from net FSA accretion.

■	Other income was down from the year-ago quarter and prior quarter reflecting lower gains on asset sales (including receivables, equipment and investments), and, when compared to the prior quarter, lower fee revenue. The prior quarter included a $19 million gain on a workout-related claim.

■	Factoring commissions were $29 million, compared to $30 million in the year-ago quarter and $31 million in the prior quarter, on lower factored volume.

■	Gains on equipment, receivables and investments totaled $10 million, down from $12 million in the year-ago quarter and $24 million in the prior quarter. Equipment and receivables sold totaled $138 million in the first quarter of 2014, compared to $144 million in the year-ago quarter and $88 million in the prior quarter. The prior quarter gain included $17 million resulting from a sale of a leveraged lease.

■	Fee revenue was $17 million, up from $16 million in the year-ago quarter, and down from $24 million in the prior quarter. The sequential quarter decline reflected lower syndication and arranger fees.

■	Credit metrics remained at or near cycle lows. Non-accrual loans declined to $131 million (0.88% of finance receivables) from $147 million (1.00%) at December 31, 2013 and $197 million (1.39%) a year ago. The provision for credit losses was $23 million, modestly lower than in the year-ago quarter, but up from the prior quarter, in which there were net recoveries. Net charge-offs were $16 million (0.43% of average finance receivables), compared to $6 million (0.17%) in the year-ago quarter and a net recovery of $2 million last quarter. The current period had a lower level of recoveries, and a higher level of charged-off accounts that had specific reserves in Corporate Finance. The current period provision for credit losses primarily reflects lower recoveries as well as asset growth.

■	Operating expenses declined from the year-ago quarter, largely reflecting fewer employees, but rose sequentially, as the prior quarter included benefits from the recovery of legal expenses.

19

Non-Strategic Portfolios

Non-Strategic Portfolios segment (“NSP”) consists of portfolios that we no longer consider strategic. Included in NSP at March 31, 2014 are a small business lending portfolio and other equipment finance portfolios, including certain ones in Latin America (including Mexico) and Europe that we identified as subscale platforms during our international rationalization. On April 25, 2014, we completed the sale of the student lending business, which is reflected as a discontinued operation.

Non-Strategic Portfolios - Financial Data and Metrics (dollars in millions)
	Quarters Ended
	March 31,	December 31,	March 31,
	2014	2013	2013
Earnings Summary
Interest income	$28.4	$33.5	$43.9
Interest expense	(24.9)	(30.7)	(36.8)
Provision for credit losses	(1.0)	(2.2)	(0.3)
Rental income on operating leases	9.5	10.9	35.2
Other income	4.4	12.4	(9.9)
Depreciation on operating lease equipment	(5.2)	(6.1)	(9.0)
Operating expenses	(19.2)	(34.2)	(38.5)
Loss before provision for income taxes	$(8.0)	$(16.4)	$(15.4)

Select Average Balances
Average finance receivables (AFR)	$300.0	$614.9	$1,487.5
Average earning assets (AEA)	1,185.8	1,367.7	1,999.4
Statistical Data
Net finance revenue as a % of AEA	2.63%	2.22%	6.66%
Funded new business volume	$51.8	$98.1	$185.4

Pre-tax losses for the quarter were $8 million, compared to pre-tax losses of $15 million in the year-ago quarter and $16 million in the prior quarter. The changes from both the year-ago quarter and the sequential quarter reflect lower operating expenses, partially offset by reduced net finance margin from the continued decline in asset levels compared to the year-ago quarter and sequential lower other income.

Financing and leasing assets at March 31, 2014 totaled $1.1 billion, which included the small business lending portfolio of approximately $0.4 billion and approximately $0.7 billion related to international small ticket platforms identified as subscale platforms during our international rationalization. The financing and leasing assets were down from $1.3 billion at December 31, 2013 and from $2.0 billion at March 31, 2013, primarily due to loan sales and runoff.

We have exited all the small countries in Asia and several countries in Latin America and Europe and continue to market the remaining portfolios in Europe and Latin America (including Mexico).

Corporate and Other

Certain items are not allocated to operating segments and are included in Corporate and Other, including unallocated interest expense, primarily related to corporate liquidity costs (Interest Expense), mark-to-market adjustments on non-qualifying derivatives (Other Income), restructuring charges for severance and facilities exit activities and certain legal costs (Operating Expenses).

Corporate and Other - Financial Data (dollars in millions)
	Quarters Ended
	March 31,	December 31,	March 31,
	2014	2013	2013
Earnings Summary
Interest income	$3.7	$4.4	$2.7
Interest expense	(17.4)	(18.5)	(14.6)
Provision for credit losses	(0.1)	(0.1)	0.1
Other income	(2.3)	1.6	(0.6)
Operating expenses	(13.3)	(69.0)	(0.9)
Loss before provision for income taxes	$(29.4)	$(81.6)	$(13.3)
■	Interest income consists of interest and dividend income, primarily from deposits held at other depository institutions and U.S. Treasury Securities.

20

■	Other income primarily reflects gains and (losses) on derivatives and foreign currency exchange.

■	Operating expenses reflects salary and general and administrative expenses in excess of amounts allocated to the business segments, litigation-related costs and provision for severance and facilities exiting activities. Restructuring charges totaled $10 million in the first quarter of 2014, compared to $6 million in the year-ago quarter and $18 million in the prior quarter, and the prior quarter also included $45 million related to the Tyco tax settlement agreement.

FINANCING AND LEASING ASSETS

The following table presents our financing and leasing assets by segment and divisions within these segments.

Financing and Leasing Asset Composition (dollars in millions)

	March 31, 2014	December 31, 2013	% Change
Transportation & International Finance
Segment Total
Loans	$3,553.5	$3,494.4	1.7%
Operating lease equipment, net	13,926.9	12,778.5	9.0%
Assets held for sale	92.6	158.5	(41.6)%
Financing and leasing assets	17,573.0	16,431.4	6.9%
Aerospace
Loans	1,247.1	1,247.7	–%
Operating lease equipment, net	8,595.5	8,267.9	4.0%
Assets held for sale	24.8	148.8	(83.3)%
Financing and leasing assets	9,867.4	9,664.4	2.1%
Rail
Loans	123.3	107.2	15.0%
Operating lease equipment, net	5,325.0	4,503.9	18.2%
Assets held for sale	1.4	3.3	(57.6)%
Financing and leasing assets	5,449.7	4,614.4	18.1%
Maritime Finance
Loans	529.8	412.6	28.4%
Financing and leasing assets	529.8	412.6	28.4%
International Finance
Loans	1,653.3	1,726.9	(4.3)%
Operating lease equipment, net	6.4	6.7	(4.5)%
Assets held for sale	66.4	6.4	>100%
Financing and leasing assets	1,726.1	1,740.0	(0.8)%
North American Commercial Finance
Segment Total
Loans	14,902.8	14,693.1	1.4%
Operating lease equipment, net	210.1	240.5	(12.6)%
Assets held for sale	67.0	38.2	75.4%
Financing and leasing assets	15,179.9	14,971.8	1.4%
Real Estate Finance
Loans	1,615.2	1,554.8	3.9%
Financing and leasing assets	1,615.2	1,554.8	3.9%
Corporate Finance
Loans	6,974.3	6,831.8	2.1%
Operating lease equipment, net	11.5	6.2	85.5%
Assets held for sale	67.0	38.2	75.4%
Financing and leasing assets	7,052.8	6,876.2	2.6%
Equipment Finance
Loans	4,041.6	4,044.1	(0.1)%
Operating lease equipment, net	198.6	234.3	(15.2)%
Financing and leasing assets	4,240.2	4,278.4	(0.9)%
Commercial Services
Loans – factoring receivables	2,271.7	2,262.4	0.4%
Financing and leasing assets	2,271.7	2,262.4	0.4%
Non-Strategic Portfolios
Loans	115.4	441.7	(73.9)%
Operating lease equipment, net	45.4	16.4	>100%
Assets held for sale	959.8	806.7	19.0%
Financing and leasing assets	1,120.6	1,264.8	(11.4)%
Consolidated Totals:
Loans	$18,571.7	$18,629.2	(0.3)%
Operating lease equipment, net	14,182.4	13,035.4	8.8%
Assets held for sale	1,119.4	1,003.4	11.6%
Total financing and leasing assets	$33,873.5	$32,668.0	3.7%

21

Growth in TIF financing and leasing assets reflects the acquisition of a European railcar lessor of approximately $650 million of assets (operating lease equipment), along with solid new business volume, which included the delivery of 9 aircraft and approximately 1,400 railcars and funding of slightly over $400 million of loans. NACF growth was led by its Corporate Finance division, which included solid commercial and industrial and energy activity.

AHFS totaled $1.1 billion at March 31, 2014, the majority of which was in NSP and included approximately $0.3 billion of small business loans and approximately $0.7 billion of various other equipment financing portfolios primarily in Latin America (including Mexico) and certain European countries we identified as subscale platforms during our international rationalization.

Financing and leasing asset trends are also discussed in the respective segment descriptions in “Results by Business Segment”.

The following table presents the changes to our financing and leasing assets:

Financing and Leasing Assets Roll Forward (dollars in millions)

	Transportation and International Finance	North American Commercial Finance	Non-Strategic Portfolios	Total
Balance at December 31, 2013	$16,431.4	$14,971.8	$1,264.8	$32,668.0
New business volume	1,054.6	1,372.9	51.8	2,479.3
Portfolio / business acquisitions	649.2	–	–	649.2
Loan sales	(14.2)	(69.8)	(63.6)	(147.6)
Equipment sales	(184.3)	(68.4)	(3.8)	(256.5)
Depreciation	(121.7)	(21.9)	(5.2)	(148.8)
Gross charge-offs	(14.3)	(22.6)	(7.5)	(44.4)
Collections and other	(227.7)	(982.1)	(115.9)	(1,325.7)
Balance at March 31, 2014	$17,573.0	$15,179.9	$1,120.6	$33,873.5
Balance at December 31, 2012	$14,908.1	$13,277.4	$2,024.1	$30,209.6
New business volume	423.0	1,333.0	185.4	1,941.4
Portfolio purchases	154.3	694.4	–	848.7
Loan sales (pre-FSA)	–	(66.8)	–	(66.8)
Equipment sales (pre-FSA)	(135.3)	(77.4)	(8.0)	(220.7)
Depreciation (pre-FSA)	(108.0)	(16.3)	(9.0)	(133.3)
Gross charge-offs (pre-FSA)	(4.2)	(14.2)	(5.9)	(24.3)
Collections and other	(41.2)	(843.6)	(206.7)	(1,091.5)
Balance at March 31, 2013	$15,196.7	$14,286.5	$1,979.9	$31,463.1

The following tables present our segment volumes and loan and equipment sales:

Total Business Volumes (dollars in millions)

	Quarters Ended
	March 31, 2014	December 31, 2013	March 31, 2013
Transportation and International Finance	$1,054.6	$1,265.7	$423.0
North American Commercial Finance	1,372.9	1,778.7	1,333.0
Non-Strategic Portfolios	51.8	98.1	185.4
Total	$2,479.3	$3,142.5	$1,941.4
Factored Volume	$6,271.1	$6,801.3	$6,354.5

Funded new business volume increased nearly 28% from the year-ago quarter as an increase in TIF offset a decline in NACF activity. Sequentially, the decline reflects normal seasonality in NACF and fewer equipment deliveries in TIF.

Factoring volume was down slightly from the year-ago quarter, while seasonally down from the prior quarter.

Business volumes are discussed in the respective segment descriptions in “Results by Business Segment”.

22

Loan Sales (dollars in millions)

	Quarters Ended
	March 31, 2014	December 31, 2013	March 31, 2013
Transportation and International Finance	$14.2	$50.9	$–
North American Commercial Finance	69.8	–	66.8
Non-Strategic Portfolios	63.6	393.3	–
Total	$147.6	$444.2	$66.8

The NSP 2013 fourth quarter activity primarily consisted of the sale of a portion of the small business portfolio and international portfolios.

Equipment Sales (dollars in millions)

	Quarters Ended
	March 31, 2014	December 31, 2013	March 31, 2013
Transportation and International Finance	$184.3	$75.8	$135.3
North American Commercial Finance	68.4	88.0	77.4
Non-Strategic Portfolios	3.8	3.7	8.0
Total	$256.5	$167.5	$220.7

Asset sales in Transportation Finance primarily reflect aerospace assets.

CONCENTRATIONS

Ten Largest Accounts

Our ten largest financing and leasing asset accounts in the aggregate represented 10.0% of our total financing and leasing assets at March 31, 2014 (the largest account was less than 2.0%). The largest accounts represent aerospace and rail assets.

The ten largest financing and leasing asset accounts were 9.8% at December 31, 2013.

23

Geographic Concentrations

The following table represents the financing and leasing assets by obligor geography:

Financing and Leasing Assets by Obligor - Geographic Region (dollars in millions)
	March 31, 2014		December 31, 2013
Northeast	$5,959.8	17.6%	$5,933.1	18.2%
Midwest	3,969.1	11.7%	3,762.5	11.5%
West	3,194.5	9.4%	3,238.6	9.9%
Southwest	3,761.0	11.1%	3,606.9	11.1%
Southeast	2,897.6	8.6%	2,690.2	8.2%
Total U.S.	19,782.0	58.4%	19,231.3	58.9%
Asia / Pacific	4,194.9	12.4%	4,017.9	12.3%
Europe	4,110.2	12.1%	3,692.4	11.3%
Canada	2,276.7	6.7%	2,287.0	7.0%
Latin America	1,722.2	5.1%	1,743.1	5.3%
All other countries	1,787.5	5.3%	1,696.3	5.2%
Total	$33,873.5	100.0%	$32,668.0	100.0%

The following table summarizes both state concentrations greater than 5.0% and international country concentrations in excess of 1.0% of our financing and leasing assets:

Financing and Leasing Assets by Obligor - State and Country (dollars in millions)
	March 31, 2014		December 31, 2013
State
Texas	$3,207.1	9.5%	$3,022.4	9.3%
New York	2,364.1	7.0%	2,323.3	7.1%
California	1,579.5	4.7%	1,609.6	4.9%
All other states	12,631.3	37.2%	12,276.0	37.6%
Total U.S.	$19,782.0	58.4%	$19,231.3	58.9%
Country
Canada	$2,276.7	6.7%	$2,287.0	7.0%
England	1,140.7	3.4%	1,166.5	3.6%
Australia	964.2	2.8%	974.4	3.0%
China	971.5	2.9%	969.1	2.9%
Mexico	779.8	2.3%	819.9	2.5%
Brazil	696.5	2.1%	710.3	2.2%
France	498.6	1.5%	294.7	0.9%
South Korea	453.4	1.3%	459.9	1.4%
Spain	396.2	1.2%	450.7	1.4%
Germany	423.6	1.2%	250.9	0.8%
All other countries	5,490.3	16.2%	5,053.3	15.4%
Total International	$14,091.5	41.6%	$13,436.7	41.1%

24

Industry Concentrations

The following table represents financing and leasing assets by industry of obligor:

Financing and Leasing Assets by Obligor - Industry (dollars in millions)
	March 31, 2014		December 31, 2013
Commercial airlines (including regional airlines)(1)	$9,239.2	27.3%	$8,972.4	27.5%
Manufacturing(2)	6,025.2	17.8%	5,542.1	17.0%
Retail(3)	3,023.7	8.9%	3,063.1	9.4%
Service industries	3,011.5	8.9%	3,144.3	9.6%
Transportation(4)	2,777.3	8.2%	2,404.2	7.4%
Energy and utilities	1,406.2	4.1%	1,256.7	3.8%
Real Estate	1,350.1	4.0%	1,351.4	4.1%
Healthcare	1,331.3	3.9%	1,393.1	4.3%
Oil and gas extraction / services	1,138.2	3.4%	1,018.7	3.1%
Finance and insurance	715.7	2.1%	760.1	2.3%
Other (no industry greater than 2%)	3,855.1	11.4%	3,761.9	11.5%
Total	$33,873.5	100.0%	$32,668.0	100.0%

(1) Includes the Commercial Aerospace Portfolio and additional financing and leasing assets that are not commercial aircraft.
(2) At March 31, 2014, includes manufacturers of chemicals, including pharmaceuticals (3.7%), petroleum and coal, including refining (3.0%), and food (2.1%).
(3) At March 31, 2014, includes retailers of apparel (3.8%) and general merchandise (1.8%).
(4) At March 31, 2014, included rail (4.3%), maritime (1.7%) and trucking and shipping (1.4%).

Commercial Aerospace

The following tables present detail on our commercial and regional aerospace portfolio concentrations, which we call our Commercial Aerospace portfolio. The net investment in regional aerospace financing and leasing assets was $51.5 million and $52.1 million at March 31, 2014 and December 31, 2013, respectively, and was substantially comprised of loans and capital leases.

The information presented below by region, manufacturer, and body type, is based on our operating lease aircraft portfolio, which comprises 94% of our total commercial aerospace portfolio and substantially all of our owned fleet of leased aircraft at March 31, 2014.

Commercial Aerospace Portfolio (dollars in millions)

	March 31, 2014		December 31, 2013
	Net Investment	Number	Net Investment	Number
By Product:
Operating lease(1)	$8,585.6	272	$8,379.3	270
Loan(2)	450.3	40	505.3	39
Capital lease	128.1	12	31.7	8
Total	$9,164.0	324	$8,916.3	317

Commercial Aerospace Operating Lease Portfolio (dollars in millions)(1)

	March 31, 2014		December 31, 2013
	Net Investment	Number	Net Investment	Number
By Region:
Asia / Pacific	$3,259.1	86	$3,065.1	81
Europe	2,272.7	86	2,408.8	91
U.S. and Canada	1,477.5	47	1,276.5	43
Latin America	959.2	38	940.3	38
Africa / Middle East	617.1	15	688.6	17
Total	$8,585.6	272	$8,379.3	270
By Manufacturer:
Airbus	$5,960.3	166	$5,899.1	167
Boeing	2,188.3	90	2,038.7	87
Embraer	437.0	16	441.5	16
Total	$8,585.6	272	$8,379.3	270
By Body Type(3):
Narrow body	$6,220.2	231	$6,080.6	230
Intermediate	2,364.0	40	2,297.3	39
Regional and other	1.4	1	1.4	1
Total	$8,585.6	272	$8,379.3	270
Number of customers		98		98
Weighted average age of fleet (years)		6		5

(1)	Includes operating lease equipment held for sale.
(2)	Plane count excludes aircraft in which our net investment consists of syndicated financings against multiple aircraft. The net investment associated with such financings was $43 million at March 31, 2014 and $45 million at December 31, 2013.
(3)	Narrow body are single aisle design and consist primarily of Boeing 737 and 757 series, Airbus A320 series, and Embraer E170 and E190 aircraft. Intermediate body are smaller twin aisle design and consist primarily of Boeing 767 series and Airbus A330 series aircraft. Regional and Other includes aircraft and related equipment, such as engines.

25

Our top five commercial aerospace outstanding exposures totaled $1,981.9 million at March 31, 2014. The largest individual outstanding exposure totaled $625.7 million at March 31, 2014. The largest individual outstanding exposure to a U.S. carrier totaled $444.1 million at March 31, 2014. See Note 12 — Commitments for additional information regarding commitments to purchase additional aircraft.

Leased Railcars

TIF’s Rail business owns approximately 115,000 railcars, including approximately 27,900 tank cars, of which approximately 17,000 are used in the transport of crude oil, ethanol and other flammable liquids (collectively, “Flammable Liquids”) in North America.

Following several highly-publicized derailments of tank cars since mid-2013, U.S. and Canadian government agencies and industry groups agreed to implement a number of operational changes, including requiring multiple crew members on all trains carrying hazardous materials, prohibiting unattended trains on main lines, increasing track inspections, reducing speeds in populated areas, redirecting trains around high-risk areas, and mandating the testing and classification of crude oil prior to shipment. In addition, in April, 2014, Transport Canada (“TC”) issued an order prohibiting the use of certain older tank cars in dangerous goods service in Canada effective immediately. We do not expect these operational changes and restrictions will have a material impact on our business or financial results.

In September 2013, the Pipeline and Hazardous Materials Safety Administration of the U.S. Department of Transportation (“PHMSA”) issued an Advance Notice of Proposed Rulemaking seeking public comment on potential design enhancements to certain tank cars, commonly referred to as DOT 111 tank cars, used to transport Flammable Liquids. Similarly, in April, 2014, TC announced that it intends to propose rules requiring all tank cars in crude and ethanol service in Canada that do not comply with the rail industry’s CPC-1232 design standard to be either phased out or retrofitted by May 1, 2017. The CPC-1232 standard was voluntarily adopted by the rail industry in 2011 and includes design enhancements intended to improve tank car safety. Of the approximately 17,000 tank cars in our North American fleet currently in Flammable Liquids service, approximately 10,500 were manufactured prior to adoption of the CPC-1232 standard. TC also announced that it intends to coordinate with U.S. regulators to determine whether additional requirements may be needed for the entire North American fleet of DOT 111 tank cars in Flammable Liquids service.

Until PHMSA and TC release their proposed rules, we will be unable to assess how any final regulations may impact CIT and what changes may be required with respect to our tank cars in Flammable Liquids service, including the scope and cost to CIT of any retrofit program and the timing of required implementation of any retrofitting requirements.

OTHER ASSETS / OTHER LIABILITIES

The following tables present components of other assets and other liabilities.

Other Assets (dollars in millions)

	March 31, 2014	December 31, 2013
Deposits on commercial aerospace equipment	$761.2	$831.3
Deferred debt costs and other deferred charges	160.8	158.5
Tax receivables, other than income taxes	143.0	132.2
Executive retirement plan and deferred compensation	100.0	101.3
Other(1)	539.1	470.8
Total other assets	$1,704.1	$1,694.1

(1)	Other includes items such as: accrued interest/dividends, fixed assets, prepaid expenses, investments in and receivables from non-consolidated entities, deferred federal and state tax assets, and other miscellaneous assets, none of which are individually in excess of $100 million.

26

Other Liabilities (dollars in millions)

	March 31, 2014	December 31, 2013
Equipment maintenance reserves	$915.2	$904.2
Accrued expenses and accounts payable	363.1	478.1
Accrued interest payable	215.2	247.1
Security and other deposits	245.4	227.4
Current taxes payable and deferred taxes	316.6	179.8
Valuation adjustment relating to aerospace commitments	128.3	137.5
Other(1)	508.8	490.2
Total other liabilities	$2,692.6	$2,664.3

(1)	Other consists of other taxes, property tax liabilities and other miscellaneous liabilities.

RISK MANAGEMENT

CIT is subject to a variety of risks that may arise through the Company’s business activities, including the following principal forms of risk:

■	Credit risk, which is the risk of loss (including the incurrence of additional expenses) when a borrower does not meet its financial obligations to the Company. Credit risk may arise from lending, leasing, and/or counterparty activities.

■	Asset risk, which is the equipment valuation and residual risk of lease equipment owned by the Company that arises from fluctuations in the supply and demand for the underlying leased equipment. The Company is exposed to the risk that, at the end of the lease term, the value of the asset will be lower than expected, resulting in either reduced future lease income over the remaining life of the asset or a lower sale value.

■	Market risk, which includes interest rate and foreign currency risk. Interest rate risk refers to the impact that fluctuations in interest rates will have on the Company’s NFR and on the market value of the Company’s assets, liabilities and derivatives. Foreign exchange risk refers to the economic impact that fluctuations in exchange rates between currencies will have on the Company’s non-dollar denominated assets and liabilities.

■	Liquidity risk, which is the risk that the Company has an inability to maintain adequate cash resources and funding capacity to meet its obligations, including under liquidity stress scenarios.

■	Legal, regulatory and compliance risk, which is the risk that the Company is not in compliance with applicable laws and regulations, which may result in fines, regulatory criticism or business restrictions, or damage to the Company’s reputation.

■	Operational risk, which is the risk of financial loss, damage to the Company’s reputation, or other adverse impacts resulting from inadequate or failed internal processes and systems, people or external events.

In order to effectively manage risk, the Company has established a governance and oversight structure that includes defining the Company’s risk appetite, setting limits, underwriting standards and target performance metrics that are aligned with the risk appetite, and establishing credit approval authorities. The Company ensures effective risk governance and oversight through the establishment and enforcement of policies and procedures, risk governance committees, management information systems, models and analytics, staffing and training to ensure appropriate expertise, and the identification, monitoring and reporting of risks so that they are proactively managed.

Our policies and procedures relating to Risk Management are detailed in our Form 10-K for the year ended December 31, 2013.

27

Interest Rate Risk

We evaluate and monitor interest rate risk through two primary metrics.

■	Net Interest Income Sensitivity (“NII Sensitivity”), which measures the impact of hypothetical changes in interest rates on net finance revenue; and

■	Economic Value of Equity (“EVE”), which measures the net economic value of equity by assessing the market value of assets, liabilities and derivatives.

A wide variety of potential interest rate scenarios are simulated within our asset/liability management system. All interest sensitive assets and liabilities are evaluated using discounted cash flow analysis. Rates are shocked up and down via a set of scenarios that include both parallel and non-parallel interest rate movements. Scenarios are also run to capture our sensitivity to changes in the shape of the yield curve. Furthermore, we evaluate the sensitivity of these results to a number of key assumptions, such as credit quality, spreads, and prepayments. Various holding periods of the operating lease assets are also considered. These range from the current existing lease term to longer terms which assume lease renewals consistent with management’s expected holding period of a particular asset. NII Sensitivity and EVE limits have been set and are monitored for certain of the key scenarios.

The table below summarizes the results of simulation modeling produced by our asset/liability management system. The results reflect the percentage change in the EVE and NII Sensitivity over the next twelve months assuming an immediate 100 basis point parallel increase or decrease in interest rates. The 2014 first quarter’s NII Sensitivity metrics reflect a lower level of net interest income consistent with reported results. The following amounts reflect the simulation results on our portfolio at the respective time, which included the student lending business.

Change to NII Sensitivity and EVE

	March 31, 2014		December 31, 2013
	+100 bps	–100 bps	+100 bps	–100 bps
NII Sensitivity	5.7%	(0.2)%	6.1%	(0.9)%
EVE	1.8%	(1.7)%	1.8%	(2.0)%

Our portfolio is in a slight asset-sensitive position, mostly related to moves in LIBOR, whereby our assets will reprice faster than our liabilities. This is primarily driven by our short-term cash and investment position and commercial floating rate loan portfolio. As a result, our current portfolio is more sensitive to near-term moves in short-term interest rates, whereby our NFM may increase if short-term interest rates rise, or decrease if short-term interest rates decline. Furthermore, the duration, or price sensitivity, of our liabilities is greater than that of our assets causing EVE to increase under increasing rates and decrease under decreasing rates. The methodology with which the operating lease assets are assessed in the table above reflects the existing contractual rental cash flows and the expected residual value at the end of the existing contract term. The simulation modeling for both NII Sensitivity and EVE assumes we take no action in response to the changes in interest rates.

Although we believe that these measurements provide an estimate of our interest rate sensitivity, they do not account for potential changes in credit quality, size, and prepayment characteristics of our balance sheet. They also do not account for other business developments that could affect net income, or for management actions that could affect net income or that could be taken to change our risk profile. Accordingly, we can give no assurance that actual results would not differ materially from the estimated outcomes of our simulations. Further, such simulations do not represent our current view of expected future interest rate movements.

FUNDING AND LIQUIDITY

CIT actively manages and monitors its funding and liquidity sources against relevant limits and targets. These sources satisfy funding and other operating obligations, while also providing protection against unforeseen stress events like unanticipated funding obligations, such as customer line draws, or disruptions to capital markets or other funding sources. In addition to its unrestricted cash, short-term investments and portfolio cash inflows, liquidity sources include:

■	a $1.5 billion multi-year committed revolving credit facility, of which $1.4 billion was available at March 31, 2014; and

■	committed securitization facilities and secured bank lines aggregating $4.6 billion, of which $2.1 billion was available at March 31, 2014, provided that eligible assets are available that can be funded through these facilities.

Asset liquidity is further enhanced by our ability to sell or syndicate portfolio assets in secondary markets, which also enables us to manage credit exposure, and to pledge assets to access secured borrowing facilities through the Federal Home Loan Banks (“FHLB”) and FRB.

28

Cash and short-term investment securities totaled $8.5 billion at March 31, 2014 ($6.7 billion of cash and $1.8 billion of short-term investments), up from $7.5 billion at December 31, 2013. Cash and short-term investment securities at March 31, 2014 consisted of $3.0 billion related to the bank holding company and $2.4 billion at the Bank with the remainder comprised of cash at operating subsidiaries and in restricted balances, of which $1.3 billion of cash in restricted balances was used to repay maturing unsecured debt on April 1, 2014.

Included in short-term investment securities are U.S. Treasury bills, Government Agency bonds, and other highly-rated securities, which were classified as AFS and most of which had maturity dates of approximately 90 days or less as of the investment date.

The weighted average coupon rates on outstanding deposits and long-term borrowings was 3.33% at March 31, 2014, unchanged from December 31, 2013 and down from 3.45% at March 31, 2013, reflecting the $1 billion unsecured issuance in February 2014 and a slight increase in the weighted average interest rate on deposits. Our pro-forma weighted average coupon rate including the repayment of $1.3 billion of 5.25% unsecured notes on April 1, 2014 would have been 3.25% at March 31, 2014. The following table reflects our long term targeted funding mix:

Target Funding Mix (dollars in millions)

	Target	March 31, 2014	December 31, 2013
Deposits	35%–45%	40%	40%
Secured	25%–35%	18%	19%
Unsecured	25%–35%	42%	41%

Deposits

We continued to grow deposits during the quarter to fund our bank lending and leasing activities.

Deposits totaled $13.2 billion at March 31, 2014, up from $12.5 billion at December 31, 2013 and $10.7 billion at March 31, 2013. The weighted average interest rate on deposits was 1.67% at March 31, 2014, 1.65% at December 31, 2013 and 1.71% at March 31, 2013.

The following table details our deposits by type:

Deposits (dollars in millions)

	March 31, 2014	December 31, 2013
Online deposits	$6,723.1	$6,117.5
Brokered CDs / sweeps	5,483.6	5,365.4
Other(1)	982.6	1,043.6
Total	$13,189.3	$12,526.5

(1)	Other primarily includes a deposit sweep arrangement related to Healthcare Savings Accounts and deposits at our Brazil bank.

Long-term Borrowings – Unsecured

Revolving Credit Facility

The Revolving Credit Facility was amended in January 2014 to reduce the total commitment amount from $2.0 billion to $1.5 billion and to extend the maturity date of the commitment to January 27, 2017. The total commitment amount now consists of a $1.15 billion revolving loan tranche and a $350 million revolving loan tranche that can also be utilized for issuance of letters of credit. The applicable margin charged under the facility was unchanged; 2.50% for LIBOR loans and 1.50% for Base Rate loans. Further improvement in CIT’s long-term senior unsecured debt ratings to either BB by S&P or Ba2 by Moody’s would result in a reduction in the applicable margin to 2.25% for LIBOR-based loans and to 1.25% for Base Rate loans.

At March 31, 2014, no amounts were drawn under the Revolving Credit Facility. However, there was approximately $0.1 billion utilized for the issuance of letters of credit. Any amounts drawn under the facility will be used for general corporate purposes.

The Revolving Credit Facility is unsecured and is guaranteed by eight of the Company’s domestic operating subsidiaries. The facility was amended to modify the covenant requiring a minimum guarantor asset coverage ratio and the criteria for calculating the ratio. The amended covenant requires a minimum guarantor asset coverage ratio ranging from 1.25:1.0 to the current requirement of 1.5:1.0 depending on the Company’s long-term senior unsecured debt rating. At March 31, 2014, the reported asset coverage ratio was 2.79x.

29

Senior Unsecured Notes and Series C Unsecured Notes

At March 31, 2014, we had outstanding $13.5 billion of unsecured notes, compared to $12.5 billion at December 31, 2013 and $11.8 billion at March 31, 2013. On February 19, 2014, CIT issued, at par value, $1 billion aggregate principal amount of senior unsecured notes due 2019 that bear interest at a per annum rate of 3.875%. On April 1, 2014, we repaid $1.3 billion of maturing 5.25% unsecured notes.

See Note 6 — Long-term Borrowings for further detail.

Long-term Borrowings – Secured

Secured borrowings totaled $6.0 billion at March 31, 2014 and December 31, 2013.

During the quarter CIT renewed a CAD 250 million committed multi-year conduit facility that allows the Canadian Equipment Finance business to fund both existing assets and new originations at attractive terms.

As part of our liquidity management strategy: we may pledge assets to secure financing transactions (which include securitizations), to secure borrowings from the FHLB or for other purposes as required or permitted by law. Our secured financing transactions do not meet accounting requirements for sale treatment and are recorded as secured borrowings, with the assets remaining on-balance sheet for GAAP. The debt associated with these transactions is collateralized by receivables, leases and/or equipment. Certain related cash balances are restricted.

The Bank is a member of the FHLB of Seattle and may borrow under lines of credit with FHLB Seattle that are secured by a blanket lien on the Bank’s assets and collateral pledged to FHLB Seattle. At March 31, 2014, no collateral was pledged and no advances were outstanding with FHLB Seattle. A subsidiary of the Bank is a member of FHLB Des Moines and may borrow under lines of credit with FHLB Des Moines that are secured by a blanket lien on the subsidiary’s assets and collateral pledged to FHLB Des Moines. At March 31, 2014, $43.9 million of collateral was pledged and $36.7 million of advances were outstanding with FHLB Des Moines.

See Note 6 — Long-Term Borrowings for a table displaying our secured financings and pledged assets.

GSI Facilities

Two financing facilities between two wholly-owned subsidiaries of CIT and Goldman Sachs International (“GSI”) are structured as total return swaps (“TRS”), under which amounts available for advances are accounted for as derivatives. Pursuant to applicable accounting guidance, only the unutilized portion of the TRS is accounted for as a derivative and recorded at its estimated fair value. The size of the CIT Financial Ltd. (“CFL”) facility is $1.5 billion and the CIT TRS Funding B.V. (“BV”) facility is $625 million.

The following includes assets and liabilities of the discontinued operation. At March 31, 2014, a total of $2,840.2 million of assets and $1,746.8 million of secured debt issued to investors was outstanding under the GSI Facilities (including assets and debt reported in the discontinued operation of $880 million and $783 million, respectively). After adjustment to the amount of actual qualifying borrowing base under terms of the GSI Facilities, this secured debt provided for usage of $1,541.0 million of the maximum notional amount of the GSI Facilities. The remaining $584.0 million of the maximum notional amount represents the unused portion of the GSI Facilities and constitutes the notional amount of derivative financial instruments. An unsecured counterparty receivable of $559.5 million is owed to CIT from GSI for debt discount, return of collateral posted to GSI and settlements resulting from market value changes to asset-backed securities underlying the structures at March 31, 2014.

Based on the Company’s valuation, we recorded a liability of $11.4 million at March 31, 2014 and $9.7 million at December 31, 2013. We also recognized $1.7 million as a reduction to Other Income in the first quarter associated with the change in liability.

In April 2014, the Company sold its student loan assets and extinguished the debt secured by these loans. Approximately $0.8 billion of the extinguished debt served as reference obligations under the TRS. The extinguishment of this debt increases the unfunded portion of the TRS and thus increases the derivative. Management is structuring additional transactions that will utilize the facility and expects the transactions to close in either the second or third quarter.

Interest expense related to the GSI Facilities is affected by the following:

■	A fixed facility fee of 2.85% per annum times the maximum facility commitment amount,

■	A variable amount based on one-month or three-month USD LIBOR times the “utilized amount” (effectively the “adjusted qualifying borrowing base”) of the total return swap, and

■	A reduction in interest expense due to the recognition of the payment of any OID from GSI on the various asset-backed securities.

See Note 7 — Derivative Financial Instruments for further information.

30

Debt Ratings

Debt ratings can influence the cost and availability of short-and long-term funding, the terms and conditions on which such funding may be available, the collateral requirements, if any, for borrowings and certain derivative instruments, the acceptability of our letters of credit, and the number of investors and counterparties willing to lend to the Company. A decrease, or potential decrease, in credit ratings could impact access to the capital markets and/or increase the cost of debt, and thereby adversely affect the Company’s liquidity and financial condition.

Our debt ratings at March 31, 2014 as rated by Standard & Poor’s Ratings Services (“S&P”), Moody’s Investors Service (“Moody’s”) and Dominion Bond Rating Service (“DBRS”) are presented in the following table and were unchanged from December 31, 2013.

Debt Ratings as of March 31, 2014

	S&P Ratings Services	Moody’s Investors Service	DBRS
Issuer / Counterparty Credit Rating	BB-	Ba3	BB
Revolving Credit Facility Rating	BB-	Ba3	BBB (Low)
Series C Notes / Senior Unsecured Debt Rating	BB-	Ba3	BB
Outlook	Positive	Stable	Positive

Rating agencies indicate that they base their ratings on many quantitative and qualitative factors, including capital adequacy, liquidity, asset quality, business mix, level and quality of earnings, and the current legislative and regulatory environment, including implied government support. In addition, rating agencies themselves have been subject to scrutiny arising from the financial crisis and could make or be required to make substantial changes to their ratings policies and practices, particularly in response to legislative and regulatory changes, including as a result of provisions in Dodd-Frank. Potential changes in the legislative and regulatory environment and the timing of those changes could impact our ratings, which as noted above could impact our liquidity and financial condition.

A debt rating is not a recommendation to buy, sell or hold securities, and the ratings are subject to revision or withdrawal at any time by the assigning rating agency. Each rating should be evaluated independently of any other rating.

Tax Implications of Cash in Foreign Subsidiaries

Cash and short term investments held by foreign subsidiaries, including cash available to the BHC and restricted cash, totaled $1.8 billion at March 31, 2014, unchanged from December 31, 2013.

Other than in a limited number of jurisdictions, Management does not intend to indefinitely reinvest foreign earnings.

Contractual Payments and Commitments

The following tables summarize significant contractual payments and contractual commitment expirations at March 31, 2014. Certain amounts in the payments table are not the same as the respective balance sheet totals, because this table is based on contractual amounts and excludes FSA discounts, in order to better reflect projected contractual payments. Likewise, actual cash flows could vary materially from those depicted in the payments table as further explained in the table footnotes.

Payments for the Twelve Months Ended March 31(1) (dollars in millions)

	Total	2015	2016	2017	2018	2019+
Secured borrowings(2)	$6,007.8	$1,192.8	$1,524.9	$833.2	$511.9	$1,945.0
Senior unsecured	13,551.8	2,800.5	–	–	4,500.0	6,251.3
Total Long-term borrowings	19,559.6	3,993.3	1,524.9	833.2	5,011.9	8,196.3
Deposits	13,190.7	5,730.9	2,287.1	821.1	2,034.7	2,316.9
Credit balances of factoring clients	1,213.5	1,213.5	–	–	–	–
Lease rental expense	178.9	60.1	26.1	22.8	21.9	48.0
Total contractual payments	$34,142.7	$10,997.8	$3,838.1	$1,677.1	$7,068.5	$10,561.2

(1)	Projected payments of debt interest expense and obligations relating to postretirement programs are excluded.
(2)	Includes non-recourse secured borrowings, which are generally repaid in conjunction with the pledged receivable maturities.

$1.3 billion of unsecured debt with a coupon rate of 5.25% matured and was paid on April 1, 2014, while another $1.5 billion principal balance with a coupon rate of 4.75% comes due in February 2015.

31

Commitment Expiration by Twelve Month Periods Ended March 31 (dollars in millions)

	Total	2015	2016	2017	2018	2019+
Financing commitments	$4,536.2	$970.1	$315.6	$1,173.7	$911.5	$1,165.3
Aerospace equipment purchase commitments(1)	8,936.6	1,211.4	941.5	735.0	1,450.3	4,598.4
Rail and other equipment purchase commitments	1,180.5	771.0	409.5	–	–	–
Letters of credit	384.5	66.0	5.3	93.0	60.5	159.7
Deferred purchase agreements	1,681.5	1,681.5	–	–	–	–
Guarantees, acceptances and other recourse obligations	2.5	2.5	–	–	–	–
Liabilities for unrecognized tax obligations(2)	320.3	5.0	315.3	–	–	–
Total contractual commitments	$17,042.1	$4,707.5	$1,987.2	$2,001.7	$2,422.3	$5,923.4

(1)	Aerospace commitments are net of amounts on deposit with manufacturers.
(2)	The balance cannot be estimated past 2016; therefore the remaining balance is reflected in 2016.

Financing commitments increased from $4.3 billion at December 31, 2013 to $4.5 billion at March 31, 2014. This includes commitments that have been extended to and accepted by customers or agents, but on which the criteria for funding have not been completed of $804 million at March 31, 2014 and $548 million at December 31, 2013. Also included are Commercial Services credit line agreements with an amount available, net of amount of receivables assigned to us, of $214 million at March 31, 2014 and $157 million at December 31, 2013.

At March 31, 2014, substantially all our undrawn financing commitments were senior facilities, with approximately 80% secured by equipment or other assets and the remainder comprised of cash flow or enterprise value facilities. Most of our undrawn and available financing commitments are in Corporate Finance. The top ten undrawn commitments totaled $389 million at March 31, 2014.

The table above includes approximately $1.0 billion of undrawn financing commitments at March 31, 2014 and $0.9 billion at December 31, 2013 that were not in compliance with contractual obligations, and therefore CIT does not have the contractual obligation to lend.

CAPITAL

Capital Management

CIT manages its capital position to ensure capital is adequate to support the risks of its businesses and capital distributions to its shareholders. CIT’s capital management is discussed in its Form 10-K for the year ended December 31, 2013.

Return of Capital

In January 2014, the Board of Directors declared a quarterly cash dividend of $0.10 per share, which was paid on February 28, 2014, and approved the repurchase of up to $307 million of common stock through December 31, 2014, which included the amount that was not used from the 2013 share repurchase. During the 2014 first quarter, we repurchased over 2.9 million shares at an average price of $46.66 per share, totaling nearly $136 million. In April 2014, we repurchased nearly 1.6 million shares, bringing the year-to-date amount through April to approximately $210 million. The repurchases were effected via open market purchases and through plans designed to comply with Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended.

In April 2014, the Board of Directors declared a quarterly cash dividend of $0.10 per share payable on May 30, 2014 and authorized an additional share repurchase of up to $300 million of common stock through December 31, 2014, bringing the total authorization for 2014 to $607 million.

Capital Composition and Ratios

The Company is subject to various regulatory capital requirements. The regulatory capital guidelines currently applicable to the Company are based on the Capital Accord of the Basel Committee on Banking Supervision (Basel I). We compute capital ratios in accordance with Federal Reserve capital guidelines for assessing adequacy of capital. To be well capitalized, a BHC generally must maintain Tier 1 and Total Capital Ratios of at least 6% and 10%, respectively. The Federal Reserve Board also has established minimum guidelines. The minimum ratios are: Tier 1 Capital Ratio of 4.0%, Total Capital Ratio of 8.0% and Tier 1 Leverage Ratio of 4.0%. In order to be considered a “well capitalized” depository institution under FDIC guidelines, the Bank must maintain a Tier 1 Capital Ratio of at least 6%, a Total Capital Ratio of at least 10%, and a Tier 1 Leverage Ratio of at least 5%.

In the event that management reverses any of our NOL valuation allowance, there will be a benefit to GAAP earnings but minimal impact on our regulatory capital ratios. While total stockholders’ equity in the following table would increase, there would also be an increase in

32

the amount of disallowed deferred taxes in the Other Tier 1 components, which would offset most of the benefit with respect to Tier 1 and Total Capital.

Tier 1 Capital and Total Capital Components (dollars in millions)

Tier 1 Capital	March 31, 2014	December 31, 2013
Total stockholders’ equity	$8,796.0	$8,838.8
Effect of certain items in accumulated other comprehensive loss excluded from Tier 1 Capital	22.3	24.2
Adjusted total equity	8,818.3	8,863.0
Less: Goodwill(1)	(407.2)	(338.3)
Disallowed intangible assets	(18.2)	(20.3)
Investment in certain subsidiaries	(31.0)	(32.3)
Other Tier 1 components(2)	(28.5)	(32.6)
Tier 1 Capital	8,333.4	8,439.5
Tier 2 Capital
Qualifying reserve for credit losses and other reserves(3)	383.6	383.9
Less: Investment in certain subsidiaries	(31.0)	(32.3)
Other Tier 2 components(4)	0.2	0.1
Total qualifying capital	$8,686.2	$8,791.2
Risk-weighted assets	$51,752.3	$50,571.2
BHC Ratios
Tier 1 Capital Ratio	16.1%	16.7%
Total Capital Ratio	16.8%	17.4%
Tier 1 Leverage Ratio	17.5%	18.1%
CIT Bank Ratios
Tier 1 Capital Ratio	16.1%	16.8%
Total Capital Ratio	17.4%	18.1%
Tier 1 Leverage Ratio	15.9%	16.9%

(1)	Goodwill and disallowed intangible assets adjustments also reflect the portion included within assets held for sale.

(2)	Includes the portion of net deferred tax assets that does not qualify for inclusion in Tier 1 capital based on the capital guidelines, the Tier 1 capital charge for nonfinancial equity investments, qualifying noncontrolling minority interests and the Tier 1 capital deduction for net unrealized losses on available-for-sale marketable securities (net of tax).

(3)	“Other reserves” represents additional credit loss reserves for unfunded lending commitments, letters of credit, and deferred purchase agreements, all of which are recorded in Other Liabilities.

(4)	Banking organizations are permitted to include in Tier 2 Capital up to 45% of net unrealized pre-tax gains on available for sale equity securities with readily determinable fair values.

For a BHC, capital adequacy is based upon risk-weighted asset ratios calculated in accordance with quantitative measures established by the Federal Reserve. Under the Basel 1 guidelines, certain commitments and off-balance sheet transactions are assigned asset equivalent balances, and together with on-balance sheet assets, are divided into risk categories, each of which is assigned a risk weighting ranging from 0% (for example U.S. Treasury Bonds) to 100% (for example commercial loans).

The reconciliation of balance sheet assets to risk-weighted assets is presented below:

Risk-Weighted Assets (dollars in millions)

	March 31, 2014	December 31, 2013
Balance sheet assets	$48,578.1	$47,139.0
Risk weighting adjustments to balance sheet assets	(10,526.1)	(10,328.1)
Off balance sheet items(1)	13,700.3	13,760.3
Risk-weighted assets	$51,752.3	$50,571.2

(1)	2014 primarily reflects commitments to purchase aircraft and rail ($9.9 billion), unused lines of credit ($1.7 billion largely related to Corporate Finance division) and deferred purchase agreements ($1.7 billion related to Commercial Services division).

33

See the “Regulation” section of Item 1 Business Overview for further detail regarding regulatory matters, including “Capital Requirements” and “Leverage Requirements”.

Future Regulatory Capital Guidelines

On April 15, 2014, the Basel Committee on Banking Supervision (“BCBS”) released the final standard of its “Supervisory Framework for Measuring and Controlling Large Exposures” (“SFLE”), which will take effect on January 1, 2019, and replace the BCBS 1991 standard on measuring and controlling large exposures. SFLE includes a general limit on all of a bank’s exposures to a single counterparty of 25% of a bank’s Tier 1 Capital. This limit also applies to identified groups of connected counterparties, which are interdependent and likely to fail simultaneously. A tighter limit of 15% of Tier 1 Capital will apply to exposures between banks that have been designated as global systematically important banks (GSIBs).

We described in detail in the “Regulation” section of Item 1 Business Overview in our 2013 Form 10-K details regarding Basel III and other regulatory matters. A brief summary follows:

In July 2013, the Board of Governors of the Federal Reserve and the Federal Deposit Insurance Corporation issued a final rule (“Basel III Final Rule”) implementing revised risk-based capital and leverage requirements for banking organizations proposed under Basel III. CIT, as well as the Bank, will be subject to the Basel III Final Rule as of January 1, 2015.

Among other matters, the Basel III Final Rule: (i) introduces a new capital measure called “Common Equity Tier 1” (“CET1”) and related regulatory capital ratio of CET1 to risk-weighted assets; (ii) specifies that Tier 1 capital consists of CET1 and “Additional Tier 1 capital” instruments meeting certain revised requirements; (iii) mandates that most deductions/adjustments to regulatory capital measures be made to CET1 and not to the other components of capital; and (iv) expands the scope of the deductions from and adjustments to capital as compared to existing regulations. For most banking organizations, the most common form of Additional Tier 1 capital is non-cumulative perpetual preferred stock and the most common form of Tier 2 capital is subordinated notes, which will be subject to the Basel III Final Rule specific requirements. CIT does not currently have either of these forms of capital outstanding.

The Basel III Final Rule also introduces a new “capital conservation buffer”, composed entirely of CET1, on top of these minimum risk-weighted asset ratios, which excludes the Tier 1 leverage ratio. The capital conservation buffer is designed to absorb losses during periods of economic stress. Banking institutions with a ratio of CET1 to risk-weighted assets above the minimum but below the capital conservation buffer will face constraints on dividends, equity repurchases and compensation based on the amount of the shortfall.

Implementation of the deductions and other adjustments to CET1 will begin on January 1, 2015 and will be phased-in over a 4-year period (beginning at 40% on January 1, 2015 and an additional 20% per year thereafter). The implementation of the capital conservation buffer will begin on January 1, 2016 at the 0.625% level and increase by 0.625% on each subsequent January 1, until it reaches 2.5% on January 1, 2019.

Per the Basel III final rule, CIT will be required to maintain risk-based capital ratios at January 1, 2019 as follows:

	Minimum Capital Requirements – January 1, 2019
	Tier 1 Common Equity	Tier 1 Capital	Total Capital	Leverage Ratio
Stated minimum Ratio	4.5%	6.0%	8.0%	4.0%
Capital conservation buffer	2.5%	2.5%	2.5%	NA
Effective minimum ratio	7.0%	8.5%	10.5%	4.0%

With respect to the Bank, the Basel III Final Rule revises the “prompt corrective action” (“PCA”) regulations adopted pursuant to Section 38 of the Federal Deposit Insurance Act, by: (i) introducing a CET1 ratio requirement at each PCA category (other than critically undercapitalized), with the required CET1 ratio being 6.5% for well-capitalized status; (ii) increasing the minimum Tier 1 capital ratio requirement for each category, with the minimum Tier 1 capital ratio for well-capitalized status being 8% (as compared to the current 6%); and (iii) eliminating the current provision that provides that a bank with a composite supervisory rating of 1 may have a 3% leverage ratio and still be adequately capitalized. The Basel III Final Rule does not change the total risk-based capital requirement for any PCA category.

At March 31, 2014, CIT’s and the Bank’s capital ratios and capital composition exceed the post-transition minimum capital requirements at January 2019. CIT’s capital stock is substantially all Tier 1 Common equity and generally does not include non-qualifying capital instruments subject to transitional deductions. Both CIT and the Bank are subject to a minimum Tier 1 Leverage ratio of 4%. We continue to believe that, as of March 31, 2014, CIT and the Bank would meet all capital requirements under the Basel III Final Rule, including the capital conservation buffer, on a fully phased-in basis as if such requirements were currently effective. As non-advanced approaches banking organizations, CIT and the Bank will not be subject to the Countercyclical Buffer or the supplementary leverage ratio.

34

Tangible Book Value and Tangible Book Value per Share

Tangible book value represents common equity less goodwill and other intangible assets. A reconciliation of CIT’s total common stockholders’ equity to tangible book value, a non-GAAP measure, follows:

Tangible Book Value and per Share Amounts (dollars in millions, except per share amounts)

	March 31, 2014	December 31, 2013
Total common stockholders’ equity	$8,796.0	$8,838.8
Less: Goodwill	(403.5)	(334.6)
Intangible assets	(18.2)	(20.3)
Tangible book value	$8,374.3	$8,483.9
Book value per share	$45.10	$44.78
Tangible book value per share	$42.94	$42.98

Tangible book value (“TBV”) was down, as the increase in shares repurchased and held in treasury and the goodwill recorded with the Nacco acquisition offset the increase due to net income. TBV per share declined slightly, as the benefits of a decline in outstanding shares and net income were offset by the cost of shares repurchased and the additional goodwill. Book value per share increased as the decline in outstanding shares offset the decrease in common equity.

CIT BANK

The Bank is a state-chartered commercial bank headquartered in Salt Lake City, Utah, that is subject to regulation and examination by the FDIC and the UDFI and is our principal bank subsidiary. The Bank originates and funds lending and leasing activity in the U.S. for CIT’s segments. Asset growth during 2014 reflected solid lending and leasing volume. Deposits grew in support of the increased business. The Bank’s capital and leverage ratios are included in the tables that follow and remain well above required levels.

As detailed in the following Consolidated Balance Sheet table, total assets increased to $16.8 billion, up $0.6 billion from December 31, 2013, related to growth in financing and leasing assets. Cash and deposits with banks was $2.4 billion at March 31, 2014, down slightly from December 31, 2013.

Commercial loans totaled $12.6 billion at March 31, 2014, up from $12.0 billion at December 31, 2013. The increase reflects solid new business activity. The Bank funded $1.7 billion of new business volume during 2014, up 10% from the year-ago quarter and down 22% sequentially. Most of the volume, $1.2 billion, related to NACF, which included various divisions, as well as real estate finance. The remaining amount funded aerospace, rail and maritime transactions in TIF. The Bank also expanded its portfolio of operating lease equipment, which totaled $1.5 billion at March 31, 2014 and comprised primarily of railcars, and now includes aircraft.

CIT Bank deposits were $13.1 billion at March 31, 2014, up from $12.5 billion at December 31, 2013. The weighted average interest rate was 1.58% at March 31, 2014, up slightly from December 31, 2013.

The following presents condensed financial information for CIT Bank.

Condensed Balance Sheets (dollars in millions)

	March 31, 2014	December 31, 2013
ASSETS:
Cash and deposits with banks	$2,377.2	$2,528.6
Investment securities	236.4	234.6
Assets held for sale	95.0	104.5
Commercial loans	12,562.0	12,032.6
Allowance for loan losses	(223.3)	(212.9)
Operating lease equipment, net	1,530.6	1,248.9
Other assets	188.5	195.0
Total Assets	$16,766.4	$16,131.3
LIABILITIES AND EQUITY:
Deposits	$13,129.8	$12,496.2
Long-term borrowings	762.5	854.6
Other liabilities	244.8	183.9
Total Liabilities	14,137.1	13,534.7
Total Equity	2,629.3	2,596.6
Total Liabilities and Equity	$16,766.4	$16,131.3
Capital Ratios
Tier 1 Capital Ratio	16.1%	16.8%
Total Capital Ratio	17.4%	18.1%
Tier 1 Leverage ratio	15.9%	16.9%
Financing and Leasing Assets by Segment (dollars in millions)
North American Commercial Finance	$11,105.6	$10,701.1
Transportation and International Finance	3,006.2	2,606.8
Non-Strategic Portfolios	75.8	78.1
Total	$14,187.6	$13,386.0

35

Condensed Statements of Operations (dollars in millions)

	Quarters Ended
	March 31, 2014	December 31, 2013	March 31, 2013
Interest income	$157.8	$149.0	$122.8
Interest expense	(51.4)	(47.4)	(39.3)
Net interest revenue	106.4	101.6	83.5
Provision for credit losses	(24.8)	(25.3)	(21.0)
Net interest revenue, after credit provision	81.6	76.3	62.5
Rental income on operating leases	45.8	35.2	20.4
Other income	27.0	33.7	27.4
Total net revenue, net of interest expense and credit provision	154.4	145.2	110.3
Operating expenses	(85.4)	(73.2)	(67.5)
Depreciation on operating lease equipment	(18.2)	(14.7)	(7.2)
Income before provision for income taxes	50.8	57.3	35.6
Provision for income taxes	(17.8)	(19.9)	(14.6)
Net income	$33.0	$37.4	$21.0
New business volume – funded	$1,660.4	$2,141.7	$1,513.2

The Bank’s 2014 results benefited from higher earning assets. The Bank’s provision for credit losses reflects continued growth in loans, while credit metrics remain at or near cyclical lows. For the quarter ended March 31, 2014, net charge-offs as a percentage of average finance receivables were 0.47%, up from 0.13% in each of the year-ago quarter and prior quarter.

Other income in 2014 was down from the year-ago and prior quarters reflecting lower fee revenue. Operating expenses increased reflecting increased Bank activities.

Net Finance Revenue (dollars in millions)

	Quarters Ended
	March 31, 2014	December 31, 2013	March 31, 2013
Interest income	$157.8	$149.0	$122.8
Rental income on operating leases	45.8	35.2	20.4
Finance revenue	203.6	184.2	143.2
Interest expense	(51.4)	(47.4)	(39.3)
Depreciation on operating lease equipment	(18.2)	(14.7)	(7.2)
Maintenance and other operating lease expenses*	(1.8)	(1.1)	(0.8)
Net finance revenue	$132.2	$121.0	$95.9
Average Earning Assets (“AEA”)	$13,832.5	$12,540.8	$9,467.5
As a % of AEA:
Interest income	4.56%	4.75%	5.19%
Rental income on operating leases	1.33%	1.13%	0.86%
Finance revenue	5.89%	5.88%	6.05%
Interest expense	(1.49)%	(1.51)%	(1.66)%
Depreciation on operating lease equipment	(0.52)%	(0.47)%	(0.30)%
Maintenance and other operating lease expenses	(0.05)%	(0.04)%	(0.04)%
Net finance revenue	3.83%	3.86%	4.05%

*	Amounts included in CIT Bank operating expenses.

NFR and NFR as a percentage of AEA (“NFM”) are key metrics used by management to measure the profitability of our lending and leasing assets. NFR includes interest and fee income on our loans and capital leases, interest and dividend income on cash and investments, rental revenue and depreciation from our leased equipment, as well as funding costs. Since our asset composition includes an increasing level of operating lease equipment, NFM is a more appropriate metric for CIT than net interest margin (“NIM”) (a common metric used by other banks), as NIM does not fully reflect the earnings of our portfolio because it includes the impact of debt costs on all our assets but excludes the net revenue (rental income less depreciation and maintenance and other operating lease expenses) from operating leases.

NFR and AEA increased on asset growth. During the first quarter of 2014, the Bank grew its operating lease portfolio, by adding aircraft and railcars which contributed net operating lease revenue of $26 million, up from $12 million in the year-ago quarter and $19 million in the prior quarter.

36

SELECT DATA AND AVERAGE BALANCES

The following table sets forth selected consolidated financial information regarding our results of operations, balance sheets and certain ratios.

Select Data (dollars in millions)
	At or for the Quarters Ended
	March 31,	December 31,	March 31,
	2014	2013	2013
Select Statement of Operations Data
Net interest revenue	$30.3	$39.7	$48.4
Provision for credit losses	(36.7)	(14.4)	(19.5)
Total non-interest income	563.0	591.4	546.4
Total other expenses	(433.9)	(462.9)	(406.6)
Income from continuing operations	114.9	123.0	152.9
Net income	117.2	129.9	162.6
Per Common Share Data
Diluted income per common share - continuing operations	$0.58	$0.61	$0.76
Diluted income per common share	$0.59	$0.65	$0.81
Book value per common share	$45.10	$44.78	$42.21
Tangible book value per common share	$42.94	$42.98	$40.35
Dividends declared per common share	$0.10	$0.10	$-
Performance Ratios
Return on average common stockholders’ equity	5.3%	5.9%	7.7%
Net finance revenue as a percentage of average earning assets	4.01%	4.23%	4.75%
Return on average total assets	0.98%	1.11%	1.47%
Total ending equity to total ending assets	18.1%	18.8%	19.1%
Balance Sheet Data
Loans including receivables pledged	$18,571.7	$18,629.2	$18,525.7
Allowance for loan losses	(352.6)	(356.1)	(386.0)
Operating lease equipment, net	14,182.4	13,035.4	12,290.6
Goodwill	403.5	334.6	345.9
Total cash and short-term investments	8,540.8	7,532.5	6,860.4
Assets of discontinued operation	3,721.2	3,821.4	4,096.9
Total assets	48,578.1	47,139.0	44,563.4
Deposits	13,189.3	12,526.5	10,701.9
Total long-term borrowings	19,508.8	18,484.5	18,040.8
Liabilities of discontinued operation	3,172.1	3,277.6	3,550.7
Total common stockholders’ equity	8,796.0	8,838.8	8,494.4
Credit Quality
Non-accrual loans as a percentage of finance receivables	1.18%	1.29%	1.59%
Net charge-offs as a percentage of average finance receivables	0.76%	0.32%	0.22%
Allowance for loan losses as a percentage of finance receivables	1.90%	1.91%	2.08%
Financial Ratios
Tier 1 Capital Ratio	16.1%	16.7%	16.4%
Total Capital Ratio	16.8%	17.4%	17.1%

37

Quarterly Average Balances(1) and Associated Income (dollars in millions)
	March 31, 2014			December 31, 2013			March 31, 2013
	Average Balance	Revenue / Expense	Average Rate (%)	Average Balance	Revenue / Expense	Average Rate (%)	Average Balance	Revenue / Expense	Average Rate (%)
Interest bearing deposits	$5,188.9	$4.6	0.35%	$5,554.6	$4.8	0.35%	$5,755.7	$3.5	0.24%
Investments	2,499.7	4.2	0.67%	2,338.8	3.8	0.65%	1,536.2	2.9	0.76%
Loans (including held for sale)(2)(3)
U.S.	15,816.3	214.4	5.90%	15,323.4	210.4	6.02%	13,788.6	220.4	7.00%
Non-U.S.	3,736.7	79.0	8.46%	3,982.0	88.2	8.86%	4,182.5	95.7	9.15%
Total loans(2)	19,553.0	293.4	6.42%	19,305.4	298.6	6.65%	17,971.1	316.1	7.53%
Total interest earning assets / interest income(2)(3)	27,241.6	302.2	4.66%	27,198.8	307.2	4.75%	25,263.0	322.5	5.36%
Operating lease equipment, net (including held for sale)(4)
U.S.(4)	7,349.6	156.2	8.50%	6,885.6	160.7	9.34%	6,391.2	147.4	9.23%
Non-U.S.(4)	6,551.2	135.3	8.26%	6,033.3	124.6	8.26%	6,343.4	153.3	9.67%
Total operating lease equipment, net(4)	13,900.8	291.5	8.39%	12,918.9	285.3	8.83%	12,734.6	300.7	9.45%
Total earning assets (2)	41,142.4	$593.7	5.96%	40,117.7	$592.5	6.11%	37,997.6	$623.2	6.77%
Non-interest earning assets
Cash due from banks	1,055.0			730.4			299.0
Allowance for loan losses	(357.8)			(355.2)			(378.1)
All other non-interest earning assets	2,357.3			2,257.0			2,206.3
Assets of discontinued operation	3,792.3			3,876.2			4,166.0
Total Average Assets	$47,989.2			$46,626.1			$44,290.8
Borrowings
Deposits	$12,812.2	$51.9	1.62%	$12,148.5	$48.4	1.59%	$10,199.7	$42.3	1.66%
Long-term borrowings(5)	19,022.1	220.0	4.63%	18,235.9	219.1	4.81%	18,195.7	231.8	5.10%
Total interest-bearing liabilities	31,834.3	$271.9	3.42%	30,384.4	$267.5	3.52%	28,395.4	$274.1	3.86%
Credit balances of factoring clients	1,276.3			1,346.5			1,187.3
Other non-interest bearing liabilities	2,819.6			2,695.6			2,665.3
Liabilities of discontinued operation	3,240.1			3,333.4			3,613.7
Noncontrolling interests	11.1			10.6			6.7
Stockholders’ equity	8,807.8			8,855.6			8,422.4
Total Average Liabilities and Stockholders’ Equity	$47,989.2			$46,626.1			$44,290.8
Net revenue spread			2.54%			2.59%			2.91%
Impact of non-interest bearing sources			0.69%			0.76%			0.88%
Net revenue/yield on earning assets(2)		$321.8	3.23%		$325.0	3.35%		$349.1	3.79%

(1)	The average balances presented are derived based on month end balances during the year. Tax exempt income was not significant in any of the years presented. Average rates are impacted by FSA accretion and amortization.
(2)	The rate presented is calculated net of average credit balances for factoring clients.
(3)	Non-accrual loans and related income are included in the respective categories.
(4)	Operating lease rental income is a significant source of revenue; therefore, we have presented the rental revenues net of depreciation and net of Maintenance and other operating lease expenses.
(5)	Interest and average rates include FSA accretion, including amounts accelerated due to redemptions or extinguishments, and accelerated original issue discount on debt extinguishment related to the GSI facility.

38

Interest income on interest bearing deposits and investment securities was not significant in any of the quarters presented. The decline in average interest bearing deposits reflects the investment of cash in investment securities to earn a higher yield. The vast majority of our investment securities are high quality debt, primarily U.S. Treasury securities, U.S. Government Agency securities, and supranational and foreign government securities that typically mature in 91 days or less.

Average rates on loans and operating lease equipment decreased from the year-ago quarter reflecting compression on portfolio yields across most of our business, sales of higher-yielding portfolios last year, higher suspended depreciation in the prior year, and lower margin-related fees and lower FSA accretion in the first quarter of 2014. The sequential decline was largely driven by higher maintenance and operating lease expenses on transportation equipment, and higher interest expense. These items were partially offset by higher revenues on increased earning assets.

Net operating lease revenue was primarily generated from the commercial air and rail portfolios. Net operating lease revenue decreased from the year-ago quarter, as the benefit of increased assets from the growing aerospace and rail portfolios was more than offset by higher depreciation expense and increased maintenance and other operating lease expenses. Rental income increased from the year-ago and prior quarters as did depreciation expense, reflecting the growing portfolio. The increase in maintenance and other operating lease expenses reflects the growing rail portfolio, and aerospace remarketing expenses resulting from the elevated levels of aircraft re-leasing activity in 2014. During the quarter, on average, lease renewal rates in the rail portfolio were re-pricing higher, while the commercial air portfolio has been re-pricing slightly lower, putting pressure on overall rental revenue. These factors are also reflected in the net operating lease revenue as a percent of AOL. The European rail acquisition reduced that portfolio’s yields, as the acquired portfolio’s net yields were lower.

Interest expense was relatively flat compared to the year-ago and prior quarters, but the year-ago quarter included $17 million of accelerated debt FSA accretion and the prior quarter included $5 million of accelerated debt FSA and OID accretion. Interest expense in the 2014 first quarter was up reflecting the February debt issuance in anticipation of the debt repayment on April 1. At March 31, 2014, long-term borrowings included $44 million of remaining FSA discount on secured borrowings.

The weighted average coupon rate of outstanding deposits and long-term borrowings was 3.33% at March 31, 2014, unchanged from December 31, 2013 and down from 3.45% at March 31, 2013. Our pro-forma weighted average coupon rate including the repayment of $1.3 billion of 5.25% unsecured notes on April 1, 2014 would have been 3.25% at March 31, 2014. The weighted average coupon rate of long-term borrowings at March 31, 2014 was 4.45%, compared to 4.47% at both December 31, 2013 and March 31, 2013.

Deposits represented 40% of the total deposits and long-term borrowing at March 31, 2014, while unsecured debt was 42% and secured debt was 18%. These proportions will fluctuate in the future depending upon our capital markets activities.

Deposits have increased, both in dollars and proportion of total CIT funding. The weighted average rate of total CIT deposits was 1.67%, 1.65% and 1.71% at March 31, 2014, December 31, 2013 and March 31, 2013, respectively. Deposits and long-term borrowings are discussed in Funding and Liquidity.

The average long-term borrowings balances presented below were derived based on daily balances and the average rates are based on a 30 days per month day count convention. The average rates include FSA accretion, including amounts accelerated due to redemptions or extinguishments and prepayment costs.

Average Daily Long-term Borrowings Balances and Rates (dollars in millions)
	Quarters Ended
	March 31, 2014			December 31, 2013			March 31, 2013
	Average		Average	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Revolving Credit Facility(1)	$-	$4.3	-	$-	$3.8	-	$-	$3.9	-
Senior Unsecured Notes	12,998.4	168.7	5.19%	12,531.6	163.9	5.23%	11,817.0	173.0	5.86%
Secured borrowings	6,059.3	47.0	3.10%	5,709.6	51.4	3.60%	6,386.7	54.9	3.44%
Long-term Borrowings	$19,057.7	$220.0	4.62%	$18,241.2	$219.1	4.80%	$18,203.7	$231.8	5.09%
(1)	Interest expense and average rate includes Facility commitment fees and amortization of Facility deal costs.

CRITICAL ACCOUNTING ESTIMATES

The preparation of financial statements in conformity with GAAP requires management to use judgment in making estimates and assumptions that affect reported amounts of assets and liabilities, reported amounts of income and expense during the reporting period and the disclosure of contingent assets and liabilities at the date of the financial statements. We consider accounting estimates relating to the following to be critical in applying our accounting policies:

■	Allowance for Loan Losses
■	Loan impairment
■	Fair Value Determination
■	Lease Residual Values
■	Liabilities for Uncertain Tax Positions
■	Realizability of Deferred Tax Assets
■	Goodwill Assets

There have been no significant changes to the methodologies and processes used in developing estimates relating to these items from those described in our 2013 Annual Report on Form 10-K.

39

INTERNAL CONTROLS

The Internal Controls Working Group (“ICWG”), which reports to the Disclosure Committee, is responsible for monitoring and improving internal controls over financial reporting. The ICWG is chaired by the Controller and is comprised of senior executives in Finance and the Chief Auditor. See Item 4. Controls and Procedures for more information.

NON-GAAP FINANCIAL MEASUREMENTS

The SEC adopted regulations that apply to any public disclosure or release of material information that includes a non-GAAP financial measure. The accompanying Management’s Discussion and Analysis of Financial Condition and Results of Operations and Quantitative and Qualitative Disclosure about Market Risk contain certain non-GAAP financial measures. Due to the nature of our financing and leasing assets, which include a higher proportion of operating lease equipment than most BHCs, and the impact of FSA following our 2009 restructuring, certain financial measures commonly used by other BHCs are not as meaningful for our Company. Therefore, management uses certain non-GAAP financial measures to evaluate our performance. We intend our non-GAAP financial measures to provide additional information and insight regarding operating results and financial position of the business and in certain cases to provide financial information that is presented to rating agencies and other users of financial information. These measures are not in accordance with, or a substitute for, GAAP and may be different from or inconsistent with non-GAAP financial measures used by other companies. See footnotes below the tables for additional explanation of non-GAAP measurements.

Total Net Revenues(1) and Net Operating Lease Revenues(2) (dollars in millions)
	Quarters Ended
	March 31,	December 31,	March 31,
	2014	2013	2013
Total Net Revenue
Interest income	$302.2	$307.2	$322.5
Rental income on operating leases	491.9	463.8	476.4
Finance revenue	794.1	771.0	798.9
Interest expense	(271.9)	(267.5)	(274.1)
Depreciation on operating lease equipment	(148.8)	(139.5)	(133.3)
Maintenance and other operating lease expenses	(51.6)	(39.0)	(42.4)
Net finance revenue (NFR)	321.8	325.0	349.1
Other income	71.1	127.6	70.0
Total net revenues	$392.9	$452.6	$419.1

Net Operating Lease Revenue
Rental income on operating leases	$491.9	$463.8	$476.4
Depreciation on operating lease equipment	(148.8)	(139.5)	(133.3)
Maintenance and other operating lease expenses	(51.6)	(39.0)	(42.4)
Net operating lease revenue	$291.5	$285.3	$300.7

Adjusted NFR ($) and Net Finance Margin (NFM) (%) (dollars in millions)
	Quarters Ended
	March 31, 2014		December 31, 2013		March 31, 2013
NFR / NFM	$321.8	4.01%	$325.0	4.23%	$349.1	4.75%
Accelerated FSA net discount/(premium) on debt extinguishments and repurchases	-	-	9.8	0.13%	17.1	0.23%
Accelerated OID on debt extinguishments related to the GSI facility	-	-	(5.2)	(0.07)%	-	-
Adjusted NFR / NFM	$321.8	4.01%	$329.6	4.29%	$366.2	4.98%

The accelerated debt FSA accretion and accelerated OID on debt extinguishment related to the GSI facility (“accelerated OID accretion”), when discussed in combination, is referred to as “accelerated debt FSA and OID accretion”.

40

Operating Expenses Excluding Restructuring Costs(3) (dollars in millions)
	Quarters Ended
	March 31,	December 31,	March 31,
	2014	2013	2013
Operating expenses	$(233.5)	$(284.4)	$(230.9)
Provision for severance and facilities exiting activities	9.9	18.5	5.7
Operating expenses excluding restructuring costs	$(223.6)	$(265.9)	$(225.2)

Earning Assets(4) (dollars in millions)
	March 31,	December 31,	March 31,
	2014	2013	2013
Loans	$18,571.7	$18,629.2	$18,525.7
Operating lease equipment, net	14,182.4	13,035.4	12,290.6
Assets held for sale	1,119.4	1,003.4	646.8
Credit balances of factoring clients	(1,213.5)	(1,336.1)	(1,237.7)
Total earning assets	$32,660.0	$31,331.9	$30,225.4

Tangible Book Value(5) (dollars in millions)
	March 31,	December 31,	March 31,
	2014	2013	2013
Total common stockholders' equity	$8,796.0	$8,838.8	$8,494.4
Less: Goodwill	(403.5)	(334.6)	(345.9)
Intangible assets	(18.2)	(20.3)	(27.7)
Tangible book value	$8,374.3	$8,483.9	$8,120.8

Total Assets from Continuing Operations (dollars in millions)
	Quarters Ended
	March 31,	December 31,	March 31,
	2014	2013	2013
Total assets	$48,578.1	$47,139.0	$44,563.4
Assets of discontinued operation	(3,721.2)	(3,821.4)	(4,096.9)
Total assets from continuing operations	$44,856.9	$43,317.6	$40,466.5

(1)	Total net revenues is a non-GAAP measure that represents the combination of net finance revenue and other income and is an aggregation of all sources of revenue for the Company. Total net revenues is used by management to monitor business performance. Given our asset composition includes a high level of operating lease equipment, NFM is a more appropriate metric than net interest margin (“NIM”) (a common metric used by other bank holding companies), as NIM does not fully reflect the earnings of our portfolio because it includes the impact of debt costs of all our assets but excludes the net revenue (rental revenue less depreciation and maintenance and other operating lease expenses) from operating leases.

(2)	Net operating lease revenue is a non-GAAP measure that represents the combination of rental income on operating leases less depreciation on operating lease equipment and maintenance and other operating lease expenses. Net operating lease revenues is used by management to monitor portfolio performance.

(3)	Operating expenses excluding restructuring costs is a non-GAAP measure used by management to compare period over period expenses.

(4)	Earning assets is a non-GAAP measure and are utilized in certain revenue and earnings ratios. Earning assets are net of credit balances of factoring clients. This net amount represents the amounts we fund.

(5)	Tangible book value is a non-GAAP measure, which represents an adjusted common shareholders’ equity balance that has been reduced by goodwill and intangible assets. Tangible book value is used to compute a per common share amount, which is used to evaluate our use of equity.

41

FORWARD-LOOKING STATEMENTS

Certain statements contained in this document are “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. All statements contained herein that are not clearly historical in nature are forward-looking and the words “anticipate,” “believe,” “could,” “expect,” “estimate,” “forecast,” “intend,” “plan,” “potential,” “project,” “target” and similar expressions are generally intended to identify forward-looking statements. Any forward-looking statements contained herein, in press releases, written statements or other documents filed with the Securities and Exchange Commission or in communications and discussions with investors and analysts in the normal course of business through meetings, webcasts, phone calls and conference calls, concerning our operations, economic performance and financial condition are subject to known and unknown risks, uncertainties and contingencies. Forward-looking statements are included, for example, in the discussions about:

■	our liquidity risk and capital management, including our capital plan, leverage, capital ratios, and credit ratings, our liquidity plan, and our plans and the potential transactions designed to enhance our liquidity and capital, and for a return of capital,
■	our plans to change our funding mix and to access new sources of funding to broaden our use of deposit taking capabilities,
■	our credit risk management and credit quality,
■	our asset/liability risk management,
■	our funding, borrowing costs and net finance revenue,
■	our operational risks, including success of systems enhancements and expansion of risk management and control functions,
■	our mix of portfolio asset classes, including growth initiatives, new business initiatives, new products, acquisitions and divestitures, new business and customer retention,
■	legal risks,
■	our growth rates,
■	our commitments to extend credit or purchase equipment, and
■	how we may be affected by legal proceedings.

All forward-looking statements involve risks and uncertainties, many of which are beyond our control, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Also, forward-looking statements are based upon management’s estimates of fair values and of future costs, using currently available information. Therefore, actual results may differ materially from those expressed or implied in those statements. Factors, in addition to those disclosed in “Risk Factors”, that could cause such differences include, but are not limited to:

■	capital markets liquidity,
■	risks of and/or actual economic slowdown, downturn or recession,
■	industry cycles and trends,
■	uncertainties associated with risk management, including credit, prepayment, asset/liability, interest rate and currency risks,
■	adequacy of reserves for credit losses,
■	risks inherent in changes in market interest rates and quality spreads,
■	funding opportunities, deposit taking capabilities and borrowing costs,
■	conditions and/or changes in funding markets and our access to such markets, including secured and unsecured term debt and the asset-backed securitization markets,
■	risks of implementing new processes, procedures, and systems,
■	risks associated with the value and recoverability of leased equipment and lease residual values,
■	risks of achieving the projected revenue growth from new business initiatives or the projected expense reductions from efficiency improvements,
■	application of fair value accounting in volatile markets,
■	application of goodwill accounting in a recessionary economy,
■	changes in laws or regulations governing our business and operations,
■	changes in competitive factors,
■	demographic trends,
■	customer retention rates,
■	future acquisitions and dispositions of businesses or asset portfolios, and
■	regulatory changes and/or developments.

Any or all of our forward-looking statements here or in other publications may turn out to be wrong, and there are no guarantees about our performance. We do not assume the obligation to update any forward-looking statement for any reason.

42